SECURITIES AND EXCHANGE COMMISSION

AMENDMENT NO. 3
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
WECOSIGN, INC.
(Exact Name of Small Business Issuer in its Charter)

California	6351	26-1476002
(State or other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

WECOSIGN, INC.
3400 West MacArthur Blvd, Suite I
Santa Ana, CA 92704
Tel.: (714) 556-6800
 (Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

CT Corporation System
818 West Seventh St.
Los Angeles, CA 90017
Tel.: (213) 627-8252
 (Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
Joseph M. Lucosky, Esq.
Anslow & Jaclin, LLP.
195 Route 9 South, Suite204
Manalapan, NJ 07726
Tel No.: (732) 409-1212
 Fax No.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price per share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration fee (3)

Common Stock, $0.001 par value per share	3,784,133	$0.25	$946,033.25	$52.79

(1)                   This Registration Statement covers the resale by our selling shareholders of up to 3,784,133 shares of common stock previously issued to such selling shareholders.

(2)                   The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not trade on any national exchange and in accordance with Rule 457; the offering price was determined by the price of the shares that were sold to our shareholders in a private placement memorandum. The price of $0.25 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTCBB at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

(3)                    Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to completion, dated , 2009

WECOSIGN, INC.

3,784,133 SHARES OF COMMON STOCK

The selling security holders named in this prospectus are offering all of the shares of common stock offered through this prospectus.  We will not receive any proceeds from the sale of the common stock covered by this prospectus.

Our common stock is presently not traded on any market or securities exchange. The selling security holders have not engaged any underwriter in connection with the sale of their shares of common stock.  Common stock being registered in this registration statement may be sold by selling security holders at a fixed price of $0.25 per share until our common stock is quoted on the OTC Bulletin Board (“OTCBB”) and thereafter at a prevailing market prices or privately negotiated prices or in transactions that are not in the public market. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares of the selling security holders.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 to read about factors you should consider before investing in shares of our common stock.

 NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is:                       , 2009

i

ITEM 3.  Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision. In this Prospectus, the terms “WECOSIGN™,” “Company,” “we,” “us” and “our” refer to WeCosign, Inc.

Overview

We were incorporated in the State of California on November 24, 2007. The WECOSIGN business model is to charge a monthly service fee to applicants of rental properties (that have poor credit) in exchange for cosigning on their apartment or rental home lease agreements. The WECOSIGN service now allows landlords and owners to allow poor credit applicants to apply at their facility. Using the WECOSIGN service reduces (1) Overall vacancy across the board (2) Reduces risk associated with poor credit tenants for landlords (3) Finally, our service helps tenants with poor credit immediately gain access to apartment home living.

We provide guarantees of monthly rental payments to landlords on behalf of their tenants. Our exposure to credit loss, in the event of nonperformance by the tenant, is represented by the amounts stipulated in the rental contract which has a fixed expiration date that mirror the tenant's lease term ranging from six months to one year. Commitments made by us to guarantee lease agreements are first approved through an underwriting process to mitigate the risk of nonpayment by a tenant. Since many of the guarantees are expected to expire without being drawn upon, the total guarantee amounts do not necessarily represent future cash requirements. We evaluate each applicant's credit and payment worthiness on a case-by-case basis. The landlord does not pay us any fees for the guarantee. Fees paid by a tenant to us consist of an upfront $100 application fee, a monthly service fee of $20, and a recurring monthly fee over the guarantee period which is based on 10% of the monthly lease cost to the tenant. Application fees paid are fully refunded by us in the event that an application is denied.

Our proprietary underwriting consists of an algorithm-based system designed to evaluate the potential risk of an applicant by looking beyond typical screening methods such as today’s FICO credit scores. Our scoring system is designed to evaluate an applicant’s actual performance and other intangible traits rather than relying solely on credit scores. Our system assigns designated numbers to, among other things, an applicant’s character, references, employment, time on job, bank account balance, and past rental payment history. Additionally, our system also assigns designated numbers to particular events in an applicant’s everyday life that could cause credit problems, such as divorce, employment interruptions, or even death of a providing spouse. Our system takes into consideration all of these every day events in evaluating a potential client’s ability to pay their rent.

To apply for our services, an applicant only needs to go to our website located at www.wecosign.com, push the “apply now button” (on the website’s top front page), fill out the application, and pay a processing fee in the amount of $100.  When the application is received, our intake personnel will make contact with the client via telephone and requests faxed copies of: (1) pay stubs, (2) bank statements, (3) three references, (4) employment history, and (5) rental verification. Additionally, a client is required to furnish any and all identification documents such as driver’s license, State I.D. cards, Social Security Cards, and any and all I-9 documents necessary to establish a legal and positive I.D. Finally, a client is required to provide three non-related personal references. Our underwriting department will then contact the applicant and conduct an interview to corroborate the applicant’s life event and to inquire about irregularities, if any, within the documents submitted to us. After verification, we input the information related to the applicant in our database and evaluate the following;  The applicants’ character, time on job, bank account, funds on hand, debt ratio, and past rental payment history to analyze the risk rates. Our evaluation will tell us (a) When and if the applicant will default, and (b) How well the applicant will perform in his rental payments.  We utilize a proprietary scoring system (developed internally) which automatically assigns a numerical value to various categories, including a “life event” of an applicant (divorce, employment interruption, death of a providing spouse, etc.). After a client is approved, they can then select any facility that they wish to live in.  We then contact the approved client via telephone, and conduct our final interview explaining what a cosigner is, and what is expected of them as new tenants. No tenants are admitted without a final telephone interview. The tenant is then sent a disclosure statement concerning the monthly charges along with a printed tenant manual for future reference.

If the applicant fails our underwriting process, his $100 application fee is refunded promptly. However, if the application goes through our entire underwriting process and is approved, the $100 application fee will not be refunded unless the applicant requests a rescission of his contract with us prior to the commencing date of such lease.  Under our scoring system, our approval rate is approximately 83%.

A copy of the standard contract with application is included herein as Exhibit 10.4.

Approved applicants are responsible for paying rent to their landlord, and paying an additional monthly service fee to us based on a percentage of their rent.  The average monthly rent paid by our customers is approximately $1,200. Charging a percentage of the actual rent automatically makes the fee fair in varying rental priced markets. If pursuant to a rental facility’s requirement, an applicant is also required to provide a security deposit or other type of deposit to the property manager of such rental facility, the tenant needs to make such arrangements. The rental facility, not WECOSIGN Inc, determines whether the tenant needs to provide a security deposit based upon their internal operating policies and procedures. Since our business is limited to providing cosigning services, we are not involved in any transactions related to providing a security deposit or other type of deposit for any applicant.

By allowing tenants approved by us to live in their properties of their choice, landlords are guaranteed to receive the rent while enjoying an increased occupancy level. In the event that the tenant defaults on his or her rental payments, the rental facility has the sole responsibility to collect the missed rental payments in the same manner as they would do with any other tenants in default.  The rental facility must apply for and achieve a successful eviction of such tenant prior to requesting any guarantee payment from us.  After receiving the formal eviction judgment, the rental facility needs to notify us of the eviction and then request (via form) the missed rental payments from us in accordance with the terms and conditions of the Rental Payment Guarantee Booklet. Because we have limited operating history, we do not have sufficient historical data to support comparisons between the default rate on rental payments between using our proprietary screening methods and “typical screening methods.”

Our policy is to act as a guarantor for an initial term of one year.  After one year, the landlord re-evaluates the tenant's payment history to determine if a co-signer is still required on the lease. If the tenant is determined to be in good standing then we will terminate our service with the tenant. If the rental facility determines that a co-signer is still required to renew the tenants lease they will advise the tenant to renew their guarantor service for another 12 months. In the case that the tenant renews our guarantor services after a period of one year, WECOSIGN will charge the tenant  the same fees. This condition alone is incentive for the tenant to make his payments timely. The landlord’s incentive for approving a tenant to terminate cosigning services is to remain competitive with tenants who have a reliable payment history, thereby discouraging such tenants from seeking out other rental facilities which do not require a co-signer on the lease agreement. This is a business decision made by each individual rental facility. To date, we have maintained “A” rating with the Better Business Bureau and have never received a complaint regarding our services.

We currently act as co-signer in 128 leases from 20 states nationwide. We had four tenants who terminated our co-signing services after their landlords approved such termination because the tenants were in good standing in their rental payments in the one year term. The remaining 128 leases are still within the initial one year term. The forecast number of the customer accounts by the end of 2009 is not proportionate to the forecast number of our monthly applicants because of the lag time involved in the process of signing up clients. In addition, we have limited operating history, and do not have sufficient historical data to support comparisons between using our screening methods and traditional FICO related screening methods. Copies of the standard application form and rental payment guarantee agreement with a landlord are included as Exhibits 10.3 and 10.6 to this registration statement.

Applications are available at www.wecosign.com, and potential customers are directed to the website primarily through online advertising campaigns, along with referrals from our WECOSIGN™ associates and affiliates (the “WECOSIGN™ Associates and Affiliates”) around the country. Currently, we have established business relationships with approximately eighteen WECOSIGNTM Affiliates. We do not have any ownership interest in any of our WECOSIGNTM Affiliates who are independent business entities. The WECOSIGN™ Affiliates are real estate agents or brokers that direct customers to us through their own websites.   For each successful application referred by an Affiliate, we pay referral fees to the Affiliate in the amount of 30% of the initial application fee. In addition, we will pay the Affiliate 10% of each established monthly fee from the client, not to exceed a twelve months period. Tenants and landlords determine, at their sole discretion, whether they will use and/or accept our co-signing services.

The Company does not require Affiliates to disclose to the tenants and property owners the compensation they receive from us.

We have approximately 30 WECOSIGNTM Associates. The WECOSIGN™ Associates are property managers that currently house WECOSIGN™ approved tenants, and these WECOSIGN™ Associates provide applications to potential tenants of their properties. We do not provide any compensation to any of the WECOSIGNTM Associates. Aside from recommending our co-signing services to applicants who do not qualify to rent an apartment, the Associates have no other business relationships with us.  Our marketing strategy is online driven and designed to bring traffic to our website where potential customers can fill out and file their applications. Traffic is primarily generated through online banner and button ad campaigns on leading industry specific websites (i.e. www.apartments.com) that attract thousands of prospective customers on a daily basis. Other avenues to drive traffic to the website include links on our WECOSIGN™ Associate and Affiliate websites, pay-per-click ad campaigns on leading search engines, and the maintenance of a search engine optimized website resulting in high organic search results for specific keywords.

Advertising in the online space makes up over 90% of our marketing strategy. Our website activity for the three months ended August 31, 2009, showed a marked increase of 90% to 118,629 website visits from 57,647 website visits during the three months ended May 31, 2009.  During the three months ended August 31, 2009, increased website visits contributed to the online application growth increasing 46% to 197 applications from 135 applications during the three months ended May 31, 2009.   During the three months ended August 31, 2009, accepted applications increased by 27%, to 128 accepted applications from 101 accepted applications during the three months ended May 31, 2009.

Our remaining marketing budget goes towards offline marketing efforts such as print ads, editorials and advertorials in regionally specific rental magazines, along with brochures and other handouts in regionally targeted real estate and property management offices.

Our strategies, implemented in phases, are designed to create widespread awareness of this national service as well as to escalate demand and acceptance regionally and nationally. Our first phase involved the creation of a functioning website with complete information and appropriate marketing/educational material for inquiry fulfillment. This phase, still in operation, overcomes the lack of understanding on the part of property managers and/or applicants in how the guarantor process actually works.  The second phase involved the development and launch of communication efforts to drive web traffic to the website through internet media avenues such as Craigslist, Google Ad*words, and specific banner placement on high traffic renter-related websites. Furthermore, additional marketing materials are provided to leasing offices for the benefit of property managers and potential applicants. This effort, in concert with phase one, coupled with the ongoing building of the Affiliate/Associates network, is creating a strong base for referrals and word-of mouth advertising, all working in concert to create the Wecosign brand. Additionally, all serve to educate property managers and applicants as a lack of understanding has posed the greatest obstacle. Risk exists from the standpoint of competition, so in order to attract and retain customers and to promote and maintain our brand in response to competitive pressures, management plans to gradually increase our marketing and advertising budgets. If we are unable to economically promote or maintain our brand, our business, results of operations and financial condition could be adversely affected.

Where You Can Find Us

Our principal executive office is located at 3400 West MacArthur Blvd, Suite I, Santa Ana, CA 92704, and our telephone number is (714) 556-6800.  Our internet address is http://www.wecosign.com.

 The Offering

Common stock offered by selling security holders	3,784,133 shares of common stock. This number represents approximately 4.62% of our current outstanding common stock (1).

Common stock outstanding before the offering	81,932,600 common shares as of July 14, 2009.

Common stock outstanding after the offering	81,932,600 shares.

Terms of the Offering	The selling security holders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering
The offering will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) such time as all of the common stock becomes eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act, or any other rule of similar effect.

Use of proceeds	We are not selling any shares of the common stock covered by this prospectus.

Risk Factors	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 4.

(1)	Based on 81,932,600 shares of common stock outstanding as of August 31, 2009.

Summary of Financial Information

The following table provides summary financial statement data as of and for each of the fiscal years ended November 30, 2008 and the period from Inception (November 24, 2007) through November 30, 2007, and the unaudited financial information for the nine months ended August 31, 2009 and 2008. The financial statement data as of and for each of the fiscal periods ended November 30, 2008 and 2007 have been derived from our audited financial statements. The results of operations for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our financial statements and the related notes included in this prospectus, and the unaudited financial statements and related notes included in this prospectus.

Summary of Statements of Operations Data

	For the Nine	For the Nine	For the Year	From Inception
	Months Ended	Months Ended	Ended	Through
	August 31,	August 31,	November	November
	2009	2008	30, 2008	30, 2007
	(unaudited)	(unaudited)
REVENUE	$85,983	$-	$3,538	$-
TOTAL COSTS & OPERATING EXPENSES	558,426	54,505	184,404	1,250
LOSS FROM OPERATIONS	(472,443)	(54,505)	(180,866)	(1,250)
TOTAL OTHER INCOME (EXPENSES)	(3,773)	100	301	-
NET LOSS	$(476,216)	$(54,405)	$(180,565)	$(1,250)
NET LOSS PER COMMON SHARE - BASIC AND DILUTIVE	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Weighted Average Number of Shares	80,679,067	79,177,333	79,186,126	79,000,000

Summary of Balance Sheets Data

	As of	As of	As of
	August 31,	November 30,	November 30,
	2009	2008	2007
	(unaudited)

TOTAL CURRENT ASSETS	$326,119	$7,180	$-
TOTAL ASSETS	355,661	17,383	-
TOTAL LIABILITIES	194,077	67,198	1,250
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	161,584	(49,815)	(1,250)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$355,661	$17,383	$-

RISK FACTORS

The shares of our common stock being offered for resale by the selling security holders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, you may lose all or part of your investment.  You should carefully consider the risks described below and the other information in this process before investing in our common stock.

Risks Related to Our Business

WE HAVE A SHORT OPERATING HISTORY AND FACE MANY OF THE RISKS AND DIFFICULTIES FREQUENTLY ENCOUNTERED BY A YOUNG COMPANY.

We were incorporated in the state of California on November 24, 2007 and have limited operating history for investors to evaluate the potential of our business development. We are continuing to build our customer base and our brand name. In addition, we also face many of the risks and difficulties inherent in introducing new products and services. These risks include the ability to:

·        Implement a larger advertising and marketing plan;

·        Maintain current strategic relationships and develop new strategic relationships;

·        Respond effectively to competitive pressures, should they exist

OUR OPERATIONS ARE NOT YET, AND HAVE NOT YET BEEN PROFITABLE AND WE HAVE EXPERIENCED INCREASING OPERATING COST IN REGARD TO THIS FILING

As of the date of this registration statement, we have not yet generated any net income. We have generated $658,031 in operating losses since our inception. Although our operating losses have been due to the payments for professional services, including legal, consulting, financial advisory and auditing services, in connection with preparing and filing of the registration statement, which management believes shall reduce substantially after the registration statement is declared effective, there can be no assurance that we will generate net income in the future or that we will be able to put in place the financial and administrative structure necessary to operate as an independent public company, or that the development of such structure will not require a significant amount of our management's time and other resources.

IF OUR UNDERWRITING TECHNIQUES DOES NOT ACCURATELY EVALUATE POTENTIAL DEFUALT RISKS, THE DEFAULT RATES OF OUR CLIENT MAY EXCEED OUR EXPECTATION AND THEREBY OUR OPERATING LOSSES MAY EXCEED OUR LOSS RESERVES.

Our underwriting techniques are designed to evaluate actual performance and human traits rather than merely compare credit scores. We assign a particular number to an applicant’s character, ability, time on job, bank account review and past rental payment history. Additionally, our system also assigns designated numbers to particular events in an applicant’s everyday life that could cause credit crisis, such as divorce, loss of job, or death of a providing spouse, etc. Our system takes into consideration all of these events in evaluating a client’s application.  However, our scoring system has only operated for a limited period of time. We do not have a large amount of data to evaluate the accuracy of our scoring system, however we are growing. If our underwriting techniques cannot accurately evaluate potential default risks, the default rates of our clients may be higher than we have expected, and our operating losses may exceed our loss reserves. As a result, we may not be able to become profitable and develop our business operations.

IF WE FAIL TO MAINTIAIN SUFFICIENT LOSS RESERVES, WE MAY NOT CONTINUE OUR BUSINESS OPERATIONS.

Because pursuant to our standardized co-sign agreement with rental facilities, in the event of default and after achieving a successful eviction, the rental facility can  request us to pay the missed rental payments.  As a result, we need to maintain sufficient loss reserves to cover such missed rental payments upon defaults. If our liability for missed rental payments exceeds our loss reserves, our business operation will be interrupted or adversely affected.

WE MAY NEED ADDITIONAL CAPITAL TO EXPAND OUR BUSINESS IN THE FUTURE.

Since our inception, the majority of our operating losses have been due to the payments for professional services, including legal, consulting, financial advisory, and auditing services, in connection with the preparation and filing of the registration statement.  Management believes that after the effectiveness of our registration statement, our expenses in professional services fees will reduce substantially, and given the current condition of our business growth, we will be able to use cash generated from operations to meet our short-term and long-term obligations in connection with business marketing, operation, and development. Although management does not think we need additional financing given the current condition of our business operations, in the event market provides us with opportunity for business expansion in large scale, we may need additional financing for business expansion.
We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us. If adequate additional financing is not available on acceptable terms, we may not be able to substantially expand our business operations.

WE MAY NOT BE ABLE TO MAINTAIN CURRENT STRATEGIC RELATIONSHIPS WITH OUR AFFILIATES AND DEVELOP OUR NEW STRATEGIC RELATIONSHIPS WITH NEW AFFILIATES.

We intend to expand our business via establishing Affiliates across the country, and a portion of our future growth is dependent upon new Affiliates which promote our concept and reputation. To date, we have established business relationships with approximately eighteen WECOSIGNTM Affiliates. Currently, approximately 19% of our current approved applicants are referred to us by Affiliates. To attract Affiliates, for each successful application, we pay referral fees to an Affiliate in the amount of 30% of the initial application fee, and 10% of each established monthly fee from the client, not to exceed a 12 month period.

IF WE CANNOT BUILD OUR BRAND AWARENESS, WE MAY NOT BE ABLE TO MAINTAIN OUR COMPETITIVE POSITION IN THE MARKET

Development and awareness of our brand will depend largely upon our success in increasing our customer base and potential referral sources through our Affiliates and Associates. In order to attract and retain customers and to promote and maintain our brand in response to competitive pressures, management plans to gradually increase our marketing and advertising budgets. If we are unable to economically promote or maintain our brand, then our business, results of operations and financial condition could be adversely affected.

OUR CURRENT BUSINESS OPEARTIONS RELY HEAVILY UPON OUR KEY EMPLOYEE AND FOUNDER MR. FRANK JAKUBAITIS.

We have been heavily dependent upon the expertise and management of Mr. Frank Jakubaitis, our Chairman and Chief Executive Officer, and our future performance will depend upon his continued services.  The loss of Mr. Jakubaitis’ services could seriously interrupt our business operations. Although we have entered into an employment contract with Mr. Jakubaitis, pursuant to which Mr. Jakubaitis agrees to serve as our full time Chief Executive Officer commencing April 28, 2009 and expiring May 15, 2013, and Mr. Jakubaitis has not indicated any intention of leaving us, the loss of his service for any reason could have a very negative impact on our ability to fulfill our business plan.

OUR FUTURE GROWTH MAY REQUIRE RECRUITMENT OF QUALIFIED EMPLOYEES.

Although we have not encountered difficulties in the past in hiring qualified employees on acceptable terms, in the event of our future growth in administration, marketing, and customer support functions, we may have to increase the depth and experience of our management team by adding new highly qualified members in the areas of customer service management, data analysis and the like. There is no assurance that we will be able to employ qualified persons on acceptable terms to support our business growth. Lack of qualified employees may adversely affect our business development and financial performance.

WE MAY INCUR ADDITIONAL EXPENDITURES TO BE A PUBLIC COMPANY TO ENSURE COMPLIANCE WITH U.S. CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS AND WE MAY NOT BE ABLE TO ABSORB SUCH COSTS.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the SEC. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules. We estimate that it will cost us approximately $50,000 to retain a PCAOB approved accountant to audit and review our financial statements for our annual and quarterly reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), additional $60,000 for legal fees for corporate and securities legal work to comply with rules and regulations implemented by the SEC, and approximately $10,000 to retain a transfer and Edgar agent. In addition, we may not be able to absorb these costs of being a public company which will negatively affect our business operations.

LICENSE(S) COULD BE REQUIRED ON THE STATE AND/OR FEDERAL LEVEL FOR OUR BUSINESS.

We are in the business of providing cosigning services to applicants that have defective credit seeking a place to live. We are not in the loan business, nor are we in the business of providing loss protection for property, places, or things. We only provide rental guarantees for applicants with defective credit on rental and commercial dwellings. We are not aware of any existing licensing requirements and have not been informed of any license qualification to date that would result in the necessity of obtaining any operating qualification license to provide our cosigning services by any state attorney general or Federal mandate. However, investors should be readily informed that in the event that a license should be required in any particular state or on a federal level, such license requirement could or would interrupt our business model in that state on a very significant level of operation resulting in the loss of income and/or profits or both, should we fail to qualify for such a license.

THE LIMITED PUBLIC COMPANY EXPERIENCE OF OUR MANAGEMENT TEAM COULD ADVERSELY IMPACT OUR ABILITY TO COMPLY WITH THE REPORTING REQUIREMENTS OF U.S. SECURITIES LAWS.

Our management team has limited public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. Our senior management has never had sole responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including the establishing and maintaining internal controls over financial reporting.  Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Exchange Act, which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in our company.

Risk Related To Our Capital Stock

WE DO NOT INTEND TO PAY ANY DIVIDENDS TO SHAREHOLDERS.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

OUR CONTROLLING SECURITY HOLDER MAY TAKE ACTIONS THAT CONFLICT WITH YOUR INTERESTS.

Mr. Frank Jakubaitis beneficially owns approximately 96.44% of our capital stock with voting rights.  In this case, Mr. Jakubaitis will be able to exercise control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions, and they will have significant control over our management and policies. The directors elected by our controlling security holder will be able to significantly influence decisions affecting our capital structure. This control may have the effect of delaying or preventing changes in control or changes in management, or limiting the ability of our other security holders to approve transactions that they may deem to be in their best interest. For example, our controlling security holder will be able to control the sale or other disposition of our operating businesses and subsidiaries to another entity.

OUR ARTICLES OF INCORPORATION PROVIDE FOR INDEMNIFICATION OF OFFICERS AND DIRECTORS AT OUR EXPENSE AND LIMIT THEIR LIABILITY WHICH MAY RESULT IN A MAJOR COST TO US AND HURT THE INTERESTS OF OUR SHAREHOLDERS BECAUSE CORPORATE RESOURCES MAY BE EXPENDED FOR THE BENEFIT OF OFFICERS AND/OR DIRECTORS.

Our articles of incorporation and applicable California law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person's written promise to repay us if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us which we will be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933, as amended (the “Securities Act”), and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities arising under federal securities laws, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares, if such a market ever develops.

THE OFFERING PRICE OF THE COMMON STOCK WAS ARBITRARILY DETERMINED, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SECURITIES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO OUR ACTUAL VALUE, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $0.25 per share for the shares of common stock was arbitrarily determined. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

YOU MAY EXPERIENCE DILUTION OF YOUR OWNERSHIP INTEREST BECAUSE OF THE FUTURE ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK AND OUR PREFERRED STOCK.

If market provides favorable expansion opportunities to our business, we may pursue substantial business expansion, and may need to obtain financing through issuance of our authorized but previously unissued equity securities, which will result in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue an aggregate of 125,000,000 shares of capital stock consisting of 100,000,000 shares of common stock, par value $0.001 per share, and 25,000,000 shares of “blank check” preferred stock, par value $0.001 per share.

We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock or other securities may create downward pressure on the trading price of our common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes or for other business purposes, including at a price (or exercise prices) below the price at which shares of our common stock are currently quoted on the OTCBB.

OUR COMMON STOCK IS CONSIDERED PENNY STOCKS, WHICH MAY BE SUBJECT TO RESTRICTIONS ON MARKETABILITY, SO YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the SEC that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

THERE IS NO ASSURANCE OF A PUBLIC MARKET OR THAT OUR COMMON STOCK WILL EVER TRADE ON A RECOGNIZED EXCHANGE. THEREFORE, YOU MAY BE UNABLE TO LIQUIDATE YOUR INVESTMENT IN OUR STOCK.

There is no established public trading market for our common stock. Our shares have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this report, including in the documents incorporated by reference into this report, includes some statement that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our and their management's expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the Share Exchange on the parties' individual and combined financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties' control) or other assumptions.

Item 4.  Use of Proceeds

We will not receive any proceeds from the sale of common stock by the selling security holders. All of the net proceeds from the resale of our common stock will go to the selling security holders as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution”.  We have agreed to bear the expenses relating to the registration of the common stock for the selling security holders.

We have, however, received proceeds from the sale of our common stock in the private offering, which has been used for salaries, rent, the legal and accounting fees arising from this offering and other expenses relating to the registration of the common stock for the selling securities holders.

Item 5.  Determination of Offering Price

Since our common stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by the price of the common stock that was sold to our security holders pursuant to an exemption under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

The offering price of the shares of our common stock has been determined arbitrarily by us and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTCBB concurrently with the filing of this prospectus. In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

Item 6. Dilution

The common stock to be sold by the selling shareholders are provided in Item 7 is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

Item 7. Selling Security Holders

The common shares being offered for resale by the selling security holders consist of the 3,784,133 shares of our common stock held by 61 shareholders. Such shareholders include the holders of the 2,788,000 shares sold in our private offering pursuant to Rule 506 Regulation D promulgated under section 4(2) of the Securities Act completed in July 2009.The offering price was $0.25 per share. In addition, we are also registering a total of 976,133 shares to six (6) holders who received shares in consideration for their services rendered valued at $256,533.25 in reliance upon the exemption provided under section 4(2) of the Securities Act. Furthermore, we are registering a total of 12,600 shares to two (2) holders as payment for the loan they tendered to us in reliance upon section 4(2) of the Securities Act.

The following table sets forth the name of the selling security holders, the number of shares of common stock beneficially owned by each of the selling stockholders as of July 13, 2009 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name	Shares Beneficially Owned prior to Offering	Shares to be Offered	Shares Beneficially Owned after Offering	Percent Beneficially Owned after Offering
Frank & Tara Jakubaitis *	79,012,000 (1)	913,533 (8)	78,098,467	95.32%
Frank Watson & Connie Watson *	8,000	8,000	0	0%
Robert Watson & Julie Watson *	8,000	8,000	0	0%
Richard Bond & Virginia Bond	4,000	4,000	0	0%
Christine Bond	4,000	4,000	0	0%
Jennifer Bond	4,000	4,000	0	0%
Michael Shebanek	6,000	6,000	0	0%
Carole Shebanek	6,000	6,000	0	0%
Michael S. House	4,000	4,000	0	0%
Maud Anne Serio	8,000	8,000	0	0%
Elaine Thobe	12,000	12,000	0	0%
John W. Thobe & Lidwina M. Thobe *	8,000	8,000	0	0%
Robert & Maryann Cerami *	4,000	4,000	0	0%
Elizabeth Marrero	4,000	4,000	0	0%
Lavonne Beacom	4,000	4,000	0	0%
John Cary*	10,000	10,000	0	0%

Myra Castro & Matthew Kuntz **	20,000	20,000	0	0%
Tina St. Germain *	10,000	10,000	0	0%
Michael Pecken	40,000	40,000	0	0%
Patricia Byrne	48,000	48,000	0	0%
Joseph M. Lucosky	10,000	10,000	0	0%
Zhuoyao Hui	3,000	3,000	0	0%
Anslow & Jaclin, LLP (6)	37,000	37,000	0	0%
Kazumi O. Devries	12,000	12,000	0	0%
Carlos Padilla Jr.	20,000	20,000	0	0%
Randolph E. Aguilera & Kitty Aguilera *	4,000	4,000	0	0%
Jerome Padilla & Margie Padilla *	60,000	60,000	0	0%
Steve Reese	20,000	20,000	0	0%
Penny Adams	4,000	4,000	0	0%
Thomas Doyle	120,000	120,000	0	0%
Lee Glass Jr.	40,000	40,000	0	0%
Ami Kim	450,000	450,000	0	0%
Julius Rizzotti	20,000	20,000	0	0%
Frank Laurente	28,000	28,000	0	0%
Walter J. Skibicki	200,000	200,000	0	0%
Sylvia Vasquez	360,000	360,000	0	0%
Gene Kinum Trust (2)	600,000	600,000	0	0%
Rosemary F. Padilla	40,000	40,000	0	0%

Frank C. Childs Trust (3)	10,000	10,000	0	0%
Jeff Padilla & Jocelyn Padilla *	180,000	180,000	0	0%
Russ C. Reyes	18,000	18,000	0	0%
Susanne M. Richardson	40,000	40,000	0	0%
The Sargeant Living Trust (4)	40,000	40,000	0	0%
Michelle T. Torres	8,000	8,000	0	0%
Steven Serio	11,800	11,800	0	0%
Ashley Holt Living Trust (5)	20,000	20,000	0	0%
Raymond Gall	20,000	20,000	0	0%
Ronald Donahue	40,000	40,000	0	0%
Lorena A. Alvarez	800	800	0	0%
Denise S Wynters	16,000	16,000	0	0%
Robert Broussard	100,000	100,000	0	0%
Justin Beere	30,000	30,000	0	0%
Joshua Collier	30,000	30,000	0	0%
April Marie Wood	4,000	4,000	0	0%
Lorena A. Alvarez	16,000	16,000	0	0%
Rhett Alexander, LLC (7)	8,000	8,000	0	0%
Dagmy A Boch	8,000	8,000	0	0%
Elizabeth Marrero	4,000	4,000	0	0%
Russ C. Reyes	14,000	14,000	0	0%
Michelle T. Torres	8,000	8,000	0	0%
Arshag Kevorkian & Manuela Kevorkian *	4,000	4,000	0	0%

    *    The shares are owned by respective holders as joint tenants with right of survivorship.
  **    The 5,000 shares are owned by Myra Castro and Matthew Kuntz as tenants in common.

(1)
The 79,012,000 shares are owned by Mr. and Mrs. Frank Jakubaitis as joint tenants with right of survivorship. Among the 79,012,000 shares, 79,000,000 shares were issued to Mr. Jakubaitis as compensation for services rendered, and the remaining 12,000 shares were purchased by Mr. Jakubaitis from TBN Corporation, a subscriber to our private offering, at a purchase price of $3,300 on October 1, 2008. Mr. Jakubaitis holds the above shares and will use some of his personal shares to retire personal obligations.

(2)
Gene Kinum is the trustee of Gene Kinum Trust. Gene Kinum, acting alone, has voting and dispositive power over the shares beneficially owned by Gene Kinum Trust and has investment control of its shares of our common stock.

(3)	Frank C. Child is the trustee of Frank C. Child Trust. Frank C. Child, acting alone, has voting and dispositive power over the shares beneficially owned by Frank C. Child Trust.

(4)	Lloyd Sargeant is the trustee of Sargeant Living Trust. Lloyd Sargeant, acting alone, has voting and dispositive power over the shares beneficially owned by Sargeant Living Trust.

(5)	Ashley Holt is the trustee of Ashley Holt Living Trust. Ashley Holt, acting alone, has the voting and dispositive power over the shares beneficially owned by Ashley Holt Living Trust.

(6)	Rich I. Anslow, acting alone, has voting and dispositive power over the shares beneficially owned by Anslow & Jaclin, LLP.

(7)	Rhett Alexander is the principal of Rhett Alexander, LLC. Rhett Alexander, acting alone, has voting and dispositive power over the shares beneficially owned by Rhett Alexander, LLC.

(8)	All of the 913,533 shares registered in this registration statement were issued to Frank and Tara Jakubaitis, at par value, as compensation for services rendered.

Among the selling shareholders, Mr. Frank Jakubaitis and Mrs. Tara Jakubaitis are husband and wife, and Mr. Frank Jakubaitis is our sole director and Chief Executive Officer. In addition, Mr. Jeff Padilla is our prior Chief Financial Officer until October 9, 2009. Except for those aforementioned, to our knowledge, none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or
-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates
-	are broker-dealers or affiliated with broker-dealers.

Item 8. Plan of Distribution

The selling security holders may sell some or all of their shares at a fixed price of $0.25 per share until our shares are quoted on the OTCBB and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTC Bulletin Board, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTCBB concurrently with the filing of this prospectus. In order to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. However, sales by selling security holder must be made at the fixed price of $0.25 until a market develops for the stock.

Once a market has developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders, who may be deemed to be underwriters, directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

O	ordinary brokers transactions, which may include long or short sales,
O	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,
O	through direct sales to purchasers or sales effected through agents,
O	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or
O	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. To our best knowledge, none of the selling security holders are broker-dealers or affiliates of broker dealers.

We will advise the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $88,352.

Notwithstanding anything set forth herein, no FINRA member will charge commissions that exceed 8% of the total proceeds of the offering pursuant to FINRA Rule 2710.

Item 9. Description of Securities to be Registered

General

We are authorized to issue an aggregate number of 125,000,000 shares of capital stock, of which 100,000,000 shares are common stock, $0.001 par value per share, and 25,000,000 shares are preferred stock, $0.001 par value per share.

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.001 par value per share. Currently we have 81,932,600 shares of common stock issued and outstanding.

Each share of common stock shall have one (1) vote per share for all purposes. The holders of a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of our shareholders. Our common stock does not provide a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for election of the board of directors.

Preferred Stock

We are authorized to issue 25,000,000 shares of “blank check” preferred stock, $0.001 par value per share. The preferred stock may be divided into any number of series as our directors may determine from time to time. Our directors are authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly issued series of preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock. As of the date of this filing, we do not have any preferred shares issued and outstanding.

Dividends

We have not paid any cash dividends to our shareholders.  The declaration of any future cash dividends is at the discretion of our board of directors and depends  upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no outstanding options to purchase our securities.

Transfer Agent and Registrar

Currently we do not have a stock transfer agent.  We intend to engage a stock transfer agent in the near future.

Item 10. Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by dbbmckennon, Certified Public Accountants to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Item 11.  Information about the Registrant

DESCRIPTION OF BUSINESS

Overview

We were incorporated in the State of California on November 24, 2007. The WECOSIGN business model is to charge a monthly service fee to applicants of rental properties (that have poor credit) in exchange for cosigning on their apartment or rental home lease agreements. The WECOSIGN service now allows landlords and owners to allow poor credit applicants to apply at their facility. Using the WECOSIGN service reduces (1) Overall vacancy across the board (2) Reduces risk associated with poor credit tenants for landlords (3) Finally, our service helps tenants with poor credit immediately gain access to apartment home living.

We provide guarantees of monthly rental payments to landlords on behalf of their tenants. Our exposure to credit loss, in the event of nonperformance by the tenant, is represented by the amounts stipulated in the rental contract which has a fixed expiration date that mirror the tenant’s lease term ranging from six months to one year. Commitments made by us to guarantee lease agreements are first approved through an underwriting process to mitigate the risk of nonpayment by a tenant. Since many of the guarantees are expected to expire without being drawn upon, the total guarantee amounts do not necessarily represent future cash requirements. We evaluate each applicant’s credit and payment worthiness on a case-by-case basis. The landlord does not pay us any fees for the guarantee. Fees paid by a tenant to us consist of an up-front $100 application fee, a monthly service fee of $20, and a recurring monthly fee over the guarantee period which is based on 10% of the monthly lease cost to the tenant.  Application fees paid are fully refunded by us in the event that an application is denied.

Our proprietary underwriting consists of an algorithm-based system designed to evaluate the potential risk of an applicant by looking beyond typical screening methods such as today’s FICO credit scores. Mr. Frank Jakubaitis designed the algorithms which employ manual screening techniques, and therefore, are not subject to any licenses. Our scoring system is designed to evaluate an applicant’s actual performance and other intangible traits rather than relying solely on credit scores. Our system assigns designated numbers to, among other things, an applicant’s character, references, employment, time on job, bank account balance, and past rental payment history. Additionally, our system also assigns designated numbers to particular events in an applicant’s everyday life that could cause credit problems, such as divorce, employment interruptions, or even death of a providing spouse. Our system takes into consideration all of these every day events in evaluating a potential client’s ability to pay their rent.

To apply for our services, an applicant only needs to go to our website located at www.wecosign.com, push the “apply now button” (on the website’s front page), fill out the application, and pay a processing fee in the amount of $100.  When the application is received, our intake personnel make contact with the client via telephone and requests faxed copies of: (1) pay stubs, (2) bank statements, (3) three references, (4) employment history, and (5) prior rental verification. Additionally, a client is required to furnish any and all identification documents such as driver’s license, State I.D. cards, Social Security Cards, and any and all I-9 documents necessary to establish a legal and positive I.D. Finally, a client is required to provide three non-related personal references. Our underwriting department will then contact the applicant and conduct an interview to corroborate the applicant’s life event and to inquire about irregularities if any, within the documents submitted to us. After verification, we input the information related to the applicant in our database and evaluate the following;  The applicants ; character, time on job, bank account, funds on hand, debt ratio, and past rental payment history to analyze the risk rates. We utilize a proprietary scoring system (developed internally) which automatically assigns a numerical value to various categories, including a “life event” of an applicant (divorce, employment interruption, death of a providing spouse, etc.). Our evaluation will tell us (a) When and if the applicant will default, and (b) How well the applicant will perform in his rental payments. After a client is approved, they can then select any facility that they wish to live in.  We then contact the approved client via telephone, and conduct our final interview explaining what a cosigner is, and what is expected of them as new tenants. No tenants are admitted without a final telephone interview. The tenant is then sent a disclosure statement concerning the monthly charges along with a printed tenant manual for future reference.

If the applicant fails our underwriting process, his $100 application fee is promptly refunded. However, if the application goes through our entire underwriting process and is approved, the $100 application fee will not be refunded unless the applicant requests a rescission of his contract with us prior to the commencement date of such lease.  Under our scoring system, our approval rate is approximately 83%.

A copy of the standard contract with application is included herein as Exhibit 10.4.

Approved applicants are responsible for paying rent to their landlord, and paying an additional monthly service fee to us based on a percentage of their rent. The average monthly rent paid by our customers is approximately $1,200. Charging a percentage of the actual rent automatically deems the fee fair in varying rental priced markets. If pursuant to a rental facility’s requirement, an applicant is also required to provide a security deposit or other type of deposit to the property manager of such rental facility, the tenant needs to make such arrangements. The rental facility, not WECOSIGN Inc, determines whether the tenant needs to provide a security deposit based upon their internal operating policies and procedures. Since our business is limited to providing cosigning services, we are not involved in any transactions related to providing a security deposit or other type of deposit for any applicant.

By allowing tenants approved by us to live in their properties of their choice, landlords are guaranteed to receive the rent while enjoying an increased occupancy level. In the event that the tenant defaults on his or her rental payments, the rental facility has the sole responsibility to collect the missed rental payments in the same manner as they would do with any other tenants in default. The rental facility must apply for and achieve a successful eviction of such tenant prior to requesting any guarantee payment from us. After receiving the formal eviction judgment, the rental facility needs to notify us of the eviction and then request (via form) the missed rental payments from us in accordance with the terms and conditions of the Rental Payment Guarantee Booklet. Because we have limited operating history, we do not have sufficient historical data to support comparisons between the default rate on rental payments between using our proprietary screening methods and “typical screening methods.”

Our policy is to act as a grantor for an initial term of one year. After one year, the landlord re-evaluates the tenant's payment history to determine if a co-signer is still required on the lease. If  the tenant is determined to be in good standing then we will terminate our service with the tenant.  If the rental facility determines that a co-signer is still required to renew the tenants lease they will advise the tenant to renew their guarantor service for another 12 months. In the case that the tenant renews our guarantor services after a period of one year, we will charge the tenant the same monthly fee. This condition alone is incentive for the tenant to make his payments timely. The landlord’s incentive for approving a tenant to terminate cosigning services is to remain competitive with tenants who have a reliable payment history, thereby discouraging such tenants from seeking out other rental facilities which do not require a co-signer on the lease agreement. This is a business decision made by each individual rental facility. To date, we have maintained “A” rating with the Better Business Bureau and have never received a complaint regarding our services.

We currently act as co-signer in 128 leases from 20 states nationwide. We had four tenants who terminated our co-signing services after their landlords approved such termination because the tenants were in good standing in their rental payments in the one year term. The remaining 128 leases are still within the initial one year term. The forecast number of the customer accounts by the end of 2009 is not proportionate to the forecast number of our monthly applicants because of the lag time involved in the process of signing up clients. In addition, we have limited operating history, and do not have sufficient historical data to support comparisons between using our screening methods and traditional FICO related screening methods. Copies of the standard application form and rental payment guarantee agreement with a landlord are included as Exhibits 10.3 and 10.6 to this registration statement.

Applications are available at www.wecosign.com, and potential customers are directed to the website primarily through online advertising campaigns, along with referrals from our WECOSIGN™ associates and affiliates (the (WECOSIGN™ Associates and Affiliates”) around the country. Currently, we have established business relationships with approximately 18 WECOSIGNTM Affiliates. We do not have any ownership interest in any of our WECOSIGNTM Affiliates who are independent business entities. The WECOSIGN™ Affiliates are real estate agents or brokers that direct customers to us through their own websites.   For each successful application referred by an Affiliate, we pay referral fees to the Affiliate in the amount of 30% of the initial application fee. In addition, we will pay  the Affiliate 10% of each established monthly fee from the client, not to exceed a twelve months period. Tenants and landlords determine, at their sole discretion, whether they will use and/or accept our co-signing services.

The Company does not require Affiliates to disclose to the tenants and property owners the compensation they receive from us.

We have approximately 30 WECOSIGNTM Associates. The WECOSIGN™ Associates are property managers that currently house WECOSIGN™ approved tenants, and these WECOSIGN™ Associates provide applications to potential tenants of their properties. We do not provide any compensation to any of the WECOSIGNTM Associates. Aside from recommending our co-signing services to applicants who do not qualify to rent an apartment, the Associates have no other business relationships with us.  Our marketing strategy is online driven and designed to bring traffic to our website where potential customers can fill out and file their applications. Traffic is primarily generated through online banner and button ad campaigns on leading industry specific websites (i.e. www.apartments.com) that attract thousands of prospective customers on a daily basis. Other avenues to drive traffic to the website include links on our WECOSIGN™ Associate and Affiliate websites, pay-per-click ad campaigns on leading search engines, and the maintenance of a search engine optimized website resulting in high organic search results for specific keywords.

Advertising in the online space makes up over 90% of our marketing strategy. Our website activity for the three months ended August 31, 2009, showed a marked increase of 90% to 118,629 website visits from 57,647 website visits during the three months ended May 31, 2009.  During the three months ended August 31, 2009, increased website visits contributed to the online application growth increasing 46% to 197 applications from 135 applications during the three months ended May 31, 2009.   During the three months ended August 31, 2009, accepted applications increased by 27%, to 128 accepted applications from 101 accepted applications during the three months ended May 31, 2009.

Our remaining marketing budget goes towards offline marketing efforts such as print ads, editorials and advertorials in regionally specific rental magazines, along with brochures and other handouts in regionally targeted real estate and property management offices.

Risks and obstacles always exist when developing a brand, especially in this case, a new company assisting renters in getting into apartments that they can afford, regardless of their credit score, and working with apartment communities to turn away fewer applicants and increase their occupancy rates.

Our strategies, implemented in phases, are designed to create widespread awareness of this national service as well as to escalate demand and acceptance regionally and nationally. Our first phase involved the creation of a functioning website with complete information and appropriate marketing/educational material for inquiry fulfillment. This phase, still in operation, overcomes the lack of understanding on the part of property managers and/or applicants in how the guarantor process actually works.  The second phase involved the development and launch of communication efforts to drive web traffic to the website through internet media avenues such as Craigslist, Google Ad*words, and specific banner placement on high traffic renter-related websites. Furthermore, additional marketing materials are provided to leasing offices for the benefit of property managers and potential applicants. This effort, in concert with phase one, coupled with the ongoing building of the Affiliate/Associates network, is creating a strong base for referrals and word-of mouth advertising, all working in concert to create the WeCosign brand. Additionally, all serve to educate property managers and applicants as a lack of understanding has posed the greatest obstacle. Risk exists from the standpoint of competition, so in order to attract and retain customers and to promote and maintain our brand in response to competitive pressures, management plans to gradually increase our marketing and advertising budgets. If we are unable to economically promote or maintain our brand, our business, results of operations and financial condition could be adversely affected.

Market Opportunities

Current Market Conditions

Landlords currently face high levels of vacancy in their properties because of the recent nationwide increase in apartment construction, along with a simultaneous decrease in the number of qualified rental applicants. Landlords predominantly use the FICO credit scoring system as a tool to screen potential tenants, since this has long been a widely accepted method of evaluation. This system saves landlords time by standardizing their application process and reducing personal interaction with renters, but it has also resulted in a growing number of applicants that fail to qualify for rental properties, since poor credit scores have become a problem for a large number of Americans in recent years. Some estimates put the number of Americans with bad credit as high as 45%. We help both tenants and property owners solve the problem of poor credit in the rental market. We allow landlords to fill vacancies in their property without having to worry about an applicant's FICO score or their potential risk for default, and enables tenant with poor credit to qualify for properties that would otherwise reject them.

Targeted Customers

Our customers are renters with imperfect credit that don't meet the strict requirements for a typical apartment application because of their low FICO scores. Our proprietary underwriting techniques allow the company to determine which applicants are likely to become financially responsible tenants, despite their inability to meet the necessary FICO requirements for a particular rental property. There are a variety of factors that can contribute to a rental applicant's negative FICO score including divorce, personal bankruptcy, or late bill payments. And often times just one of these factors can negatively affect someone's FICO score for years and make it extremely difficult to gain approval on a lease agreement for a rental property. We recognize that this score does not necessarily reflect the most current or accurate financial picture of a potential tenant, or their ability to pay the rent each month.

Operations

Our revenue comes from the collection of the application fee, and the monthly recurring service fee paid by approved customers currently living in rental housing. The application fee is $100 and the monthly service fee is 10% of a customer’s monthly rent plus $20. We currently have 128 approved customer accounts that we collect a service fee from each month, and new applications have increased by 15% monthly since the start of 2009. The current level of new monthly applications exceeded 55 at $100 each as of the date hereof. Our total revenue has increased an average of 28% per month since November of 2008 and figures in recent months have exceeded 30%. We have developed and refined proprietary underwriting techniques to greatly reduce the risk of default among approved applicants, and our current rate of default is approximately 8%.

Prospects

The future of the market for co-signing services in the United States appears strong for a variety of factors. Vacancy rates across the country are likely to stay at high levels as renters continue moving back in with family or other roommates in order to lower costs, leaving property owners with empty units. In addition, many current homeowners are now looking to rent their own unsold properties which will create even more vacancies in the rental market. Meanwhile, current unemployment rates and personal bankruptcies will create a large number of potential renters in the future that will suffer from low FICO scores and struggle to gain approval on many lease agreements. These factors point to an increasing need in the future among property owners to fill vacancies, while many renters will likely need assistance with their poor credit in order to successfully gain approval to live in these properties.

We plan to expand our operations nationwide through the WECOSIGN™ Affiliates and Associates in 2009. There are currently 19 Affiliates and 19 Associates that are working to bring in new applicants around the country, and we plan to add an additional 30 Affiliates and 40 Associates through the end of 2009. This expansion, increased online traffic, and referrals from current customers and property owners are likely to help us reach our projected goals of 150 applications per month, and a total of 225 approved applicants living in rental properties by the end of 2009. In addition, our operations will expand to include a commercial division in 2009 that will provide cosigning services to customers looking to rent commercial and retail properties.

It takes an individual many years to substantially improve his or her FICO credit scores. Therefore, our market capacity will not materially shrink as the economy improves. Even if the economy improves, there will always be a need for our services since bad credit transcends all socioeconomic status.

Competition

We were first to market with the business model of providing cosigning services for rental applicants, and have a trademark with the United States Patent and Trademark Office. Specifically, the trademark is a service mark that protects the name of WECOSIGN™ as being the first company that was engaged in providing cosigning services to tenants on a nationwide basis.  Although there are no barriers to entry to compete with us, our management is not aware of and our customers and Affiliates have not informed us of any competition currently providing cosigning services similar to ours.

Trademarks and Copyrights

WECOSIGNTM is now a U.S. Service Mark. We have not applied for a patent application for our propriety underwriting techniques and do not intend to do so at this time. Our management considers our service mark, and future similar intellectual property critical to our business, so we intend to take steps to protect our intellectual property rights. However, effective trademark and other intellectual property may not be available in every country where we intend to sell our products and services online.

Employees

As of October 21, 2009, we have a total of seven (8) employees all of which are full time, and plan to employ more qualified employees as needed in the future.

DESCRIPTION OF PROPERTY

We lease approximately 1,800 square feet of office space located at 3400 West MacArthur Blvd, Suite I, Santa Ana, CA 92704 for our principal executive office. This lease extends through April 2010 and is currently at $1,200 per month. The lease agreement between WECOSIGN, INC, and Adams Properties dated May 29, 2008 and the lease renewal agreement between WECOSIGN, INC. and Adams Properties dated May 29, 2009 are included as Exhibits 10.1 and 10.2, respectively, to this registration statement.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims against us that we believe will have a material adverse effect on our business, financial condition, or operating results.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no public market for our shares of common stock. We anticipate applying for trading of our common stock on the OTCBB upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares of common stock will be traded on the OTCBB or, if traded, that a public market will materialize.

Holders of Capital Stock

As of the date of this registration statement, we had 61 holders of our common stock and no holders of our preferred stock.

Rule 144 Shares

As of the date of this registration statement, we do not have any shares of our common stock that are currently available for sale to the public in accordance with the volume and trading limitations of Rule 144.

Stock Option Grants

We do not have any stock option plans.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULT OF OPERATIONS

The following plan of operation provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read along with our financial statements and notes thereto. This section includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

Our Business

We help prospective renters with poor credit by acting as their cosigner on an apartment or house rental agreement. We provide the service of acting as the guarantor for a renter by cosigning on their lease agreement in exchange for a monthly fee, enabling rental applicants with low FICO scores to bypass the strict qualifications that many property owners enforce.

A majority of rental property owners rely on FICO credit scores to approve or deny their new applicants, and once a tenant has a blemish on their credit history it can be a struggle to improve their score and qualify for a lease. Our proprietary underwriting techniques allow us to identify quality applicants with poor credit that would have difficulty gaining approval on lease agreements without a cosigner.

Rental applicants that are interested in our assistance must pay a non-refundable $100 fee in order to process their application. If our underwriting department approves the application, the renter must pay us a service fee that is 10% of their monthly rent plus $20 for a period of 12 months. The applicant is responsible for paying rent to the property owner, and our service fee is collected directly from the applicant’s credit or debit card account on the 1st of each month. After one year, the applicant’s payment history is reviewed to determine if a cosigner is still necessary, or if we will continue to retain the applicant for another 12 months with a new fee structure reflecting a reduced or elevated concern of the applicant’s financial situation.

Principal Factors Affecting Our Financial Performance

We believe that the following factors will continue to affect our financial performance:

Our Ability to Establish Strategic Relationships with New Affiliates that house our applicant tenants. We intend to expand our business via establishing WECOSIGNTM Affiliates across the country, and a portion of our future growth is dependent upon new affiliates which promote our concept and reputation. To date, we have set up 19 affiliate offices in various states across the United States.  To attract Affiliates, for each successful application, we pay referral fees to an Affiliate in the amount of 30% of the initial application fee, and 10% of each established monthly fee from the client, not to exceed a twelve (12) months period.

Plan of Operations

We believe the market for co-signing services in the United States will stay robust in the next twelve (48) months because vacancy rates across the country are likely to stay at high levels as renters continue moving back in with family or other roommates in order to lower costs, leaving property owners with empty units, and many current homeowners are now looking to rent their own unsold properties which will create more vacancies.

We plan to continue to expand our operations nationwide through the WECOSIGN™ Affiliates and Associates throughout the remainder of 2009. Currently, we have 19 Affiliates and 19 Associates that are working to bring us new applicants around the country, and we plan to add an additional 30 Affiliates and 40 Associates through the end of 2009. This expansion, increased online traffic, and referrals from current customers and property owners are likely to help us reach our projected goals of approximately 150 applications per month, and approximately 225 approved applicants living in rental properties by the end of 2009.

Currently, our business operations are focused on residential properties. In the fourth quarter of 2009, we plan to expand our operations to include a commercial division that will provide cosigning services to customers looking to rent commercial and retail properties. To date, the number of application for our cosigning services stands at approximately 106 per month, after a running history of nine months.

Critical Accounting Policies

Estimates: Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty. We review our estimates on an on-going basis, including those primarily related to guarantee obligations, the fair value of stock-based compensation and valuations on deferred tax assets. We base our estimates on our historical experience, knowledge of current conditions and our beliefs of what could occur in the future considering available information. Actual results may differ from these estimates, and material effects on our operating results and financial position may result. We believe the following critical accounting policies involve our more significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition: We generate revenue through subscriptions and recognizes revenue in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition (“SAB104”), which superseded Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (“SAB101”).  SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured.  Determination of criteria (3) and (4) are based are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts.   Application fees received from customers during the underwriting process are fully refundable if the application is denied; such fees are included in the guarantee liability. Also upon closing, the Company records a receivable for the required payments due under the contract with a corresponding increase in the guarantee liability, which represents our stand-ready obligation. Revenues are recorded when the four conditions are met, which is based on the period the guarantee lapses. When a tenant ceases to pay its monthly fees, revenue recognition is ceased and provision for loss is evaluated. If additional liability is required, we charged the expected loss to expense.

Cost of Revenue:  The Company's Cost of Revenue consists primarily of costs for future Tenant defaults, allocated salaries, allocated rent, and other expenses directly related to the production of Revenue.

Long-lived Assets: We continually monitor and review long-lived assets, including fixed assets and intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. The determination of recoverability is based on an estimate of the cash flows expected to result from the use of an asset and its eventual disposition. The estimate of cash flows is based upon, among other things, certain assumptions about expected future operating performance, growth rates and other factors. If the sums of the cash flows are less than the carrying value, we recognize an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset.

 Accounting for Income Taxes: We follow SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”) for recording the provision for income taxes.  Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled.  Deferred income tax expenses or benefits are based on the changes in the asset or liability each period.  If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized.  Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods.  Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate.  Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

Upon incorporation, we adopted FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes,” which prescribes a comprehensive model for the financial statement recognition, measurement, classification and disclosure of uncertain tax positions. The adoption and continued application did not have an impact on the Company’s financial statements.

Guarantee: The Company provides guarantees to landlords on behalf of their tenants.  Such guarantees generally cover the monthly rent payable by the tenant. The Company’s exposure to credit loss, in the event of nonperformance by the tenant, is represented by the amounts stipulated in the rental contract.  Commitments made by the Company to guarantee lease agreements are first approved through an underwriting process which is there to mitigate the risk of nonpayment by a tenant. The Company’s guarantees generally have fixed expiration dates which mirror the tenant’s lease term which range from six months to a year.  Since many of the guarantees are expected to expire without being drawn upon, the total guarantee amounts do not represent future cash requirements. The Company evaluates each customer’s credit and payment worthiness on a case-by-case basis. The landlord does not pay the Company a fee for the guarantee. Fees paid by tenants to the Company consist of up-front $100 application fee, a monthly service fee of $20, and a recurring monthly fee over the guarantee period, which is based on 10% of the monthly lease cost to the tenant. Application fees paid are fully refundable by the Company in the event an application is denied.

When we provide a guarantee to the landlord, we record the receivable for the payments to be received by us from the tenant.  We view this as our stand-ready obligation, which we believe represents the estimated fair value of such guarantees.  Changes in fair value of these guarantees will be recorded in operations.  Additionally, we estimate the liability related to potential defaults on tenant payments. Some of the factors used to determine the liability include an average default rate of 10%, average re-lease terms ranging from two to three months of rental units and the average monthly rents. Our current default rate is 8% of total guarantees.  Our expected default rate used to estimate our losses, which we deemed are probable based on our limited history, was approximately 10%.  Our expected default rate is higher than actual because of our recent commencement and our limited history.

The Company obtains full recourse for its damages against the tenant under its assigned judgment agreement with the landlord. Recourse amounts include rental payments, processing fees and the Company’s legal fees incurred to obtain reimbursement. Per the Landlord Rental Payment Guarantee, the Company is not liable for any loss caused by or resulting from (a) constructive Eviction (b) out of pocket costs incurred by the owner/agent, including but not limited to reasonable attorney’s fees, administrative fees, and management fees. In addition, the company will have no obligation to provide a defense to /or defend the owner/agent against any claims made in connection with the lease. To date, we have not recorded a receivable for these potential reimbursements as an estimate cannot be established due to the limited history of attempting collection under the recourse and, accordingly, any provision to establish liabilities are charged to expense.  Our actual losses as a percentage of guarantees is 8% at August 31, 2009.  Our expected loss rate is higher than actual because of our recent commencement and our limited history.

We will assess our losses more precisely as we obtain additional information such that our provisions for losses are more closely aligned with our actual and expected losses.

Stock-Based Compensation: We follow SFAS No. 123(R), "Share Based Payment," which establishes standards for the accounting of all transactions in which an entity exchanges its equity instruments for goods or services, including transactions with non-employees and employees. SFAS No. 123(R) requires an entity to measure the cost of non-employee and employee services received in exchange for an award of equity instruments, including stock options, based on the grant date fair value of the award, and to recognize it as compensation expense over the period service is provided in exchange for the award, usually the vesting period. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in our statement of operations.

Our accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of Emerging Issues Task Force (“EITF”) 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”.  The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor's performance is complete.  In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the service period.

Fees Paid to Affiliates: As of December 30, 2008, the Company began paying a $30 finder’s fee to affiliates for each approved application they refer to the Company. In addition, the Company pays the Affiliate 10% of each established monthly fee that is received from the tenant.  Fees paid to Affiliates amounted to approximately $800 during the nine months ended August 31, 2009 and were expensed as Cost of Revenue since they were deemed insignificant.  However, prospectively such costs will be capitalized and amortized over a period which is expected to be consistent with the related tenant revenue earned.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”), which replaces FAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is to be applied prospectively to business combinations.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS No. 162 identifies the sources of accounting principles and provides entities with a framework for selecting the principles used in preparation of financial statements that are presented in conformity with GAAP. The current GAAP hierarchy has been criticized because it is directed to the auditor rather than the entity, it is complex, and it ranks FASB Statements of Financial Accounting Concepts, which are subject to the same level of due process as FASB Statements of Financial Accounting Standards, below industry practices that are widely recognized as generally accepted but that are not subject to due process. The Board believes the GAAP hierarchy should be directed to entities because it is the entity (not its auditors) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. SFAS 162 is effective 60 days following the SECs approval of PCAOB Auditing Standard No. 6, Evaluating Consistency of Financial Statements (AS/6). The adoption of SFAS 162 is not expected to have a material impact on the Company’s financial position.

In May 2009, the FASB issued SFAS 165, “Subsequent Events”, (“SFAS 165”), which establishes general standards for accounting for and disclosure of events that occur after the balance sheet date but before financial statement are issued or available to be issued. In particular, SFAS 165 sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements’ and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. It is effective for interim and annual periods ending after June 15, 2009. The Company adopted SFAS 165 during the three months ended August 31, 2009. The Company evaluated subsequent events through the issuance date of the financial statements, November 6, 2009, noting no additional disclosures.

Result of Operations

Nine months ended August 31, 2009 compared to the nine months ended August 31, 2008

The following tables and narrative discussion set forth key components of our results of operations for the periods indicated, in dollars, and key components of our revenue for the period indicated, in dollars.

	For the Nine	For the Nine
	Months Ended	Months Ended
	August 31,	August 31,
	2009	2008
	(unaudited)	(unaudited)

REVENUE	$85,983	$-
COST OF REVENUE	73,503	4,271
Gross Profit (Loss)	12,480	(4,271)

OPERATING EXPENSES:

General and administrative	432,945	42,641
Sales and marketing	51,978	7,593
TOTAL OPERATING EXPENSES	484,923	50,234
LOSS FROM OPERATIONS	(472,443)	(54,505)
OTHER INCOME AND EXPENSE:
Other income	1,180	100
Interest expense	(4,953)	-
TOTAL OTHER INCOME (EXPENSES)	(3,773)	100
NET LOSS	$(476,216)	$(54,405)
NET LOSS PER COMMON SHARE - BASIC AND DILUTIVE	$(0.00)	$(0.00)
Weighted Average Number of Shares	80,679,067	79,177,333

Sales

During the nine months ended August 31, 2009, we generated $85,983 in revenues. The increase in revenues from the comparable 2008 was directly related to the commencement of operations subsequent to that period.

Cost of Revenue

Our Cost of Revenue of $73,503 during the nine months ended August 31, 2009 primarily consisted of guarantee obligations reserves for defaulting tenants, underwriting payroll, and facilities.  This increase is primarily attributable to the commencement of operations.

Selling, General and Administrative

Our operating expense of $484,923 during the nine months ended August 31, 2009, primarily consisted of payroll, professional fees, marketing, and rent. The increase of $434,689, or 865%, between the nine months ended August 31, 2009 the same period in 2008 was directly related to the increase in staffing due to the commencement of operations and professional fees incurred in connection with preparing the Company for their registration statement. During the nine months ended August 31, 2009, professional fees consisted of $88,000 to Triton Capital for investment banking services, $20,000 in cash and $25,000 in common stock to Anslow & Jaclin, LPP for legal services rendered. Additional professional amounts expected to be paid in future quarters include $40,000 to Anslow & Jaclin, LPP and $31,500 to dbbmckennon for audit and review services associated with the filing of this S-1 document.

The following tables and narrative discussion set forth key components of our results of operations for the periods indicated, in dollars, and key components of our revenue for the period indicated, in dollars.

Fiscal Year Ended November 30, 2008 Compared to Fiscal Period Ended November 30, 2007

	For the Year	From Inception
	Ended	Through
	November 30,	November 30,
	2008	2007
REVENUE	$3,538	$-
COST OF REVENUE	16,181
OPERATING EXPENSES:
General and administrative	146,282	1,250
Sales and marketing	21,941	-
TOTAL OPERATING EXPENSES	168,223	1,250
LOSS FROM OPERATIONS	(180,866)	(1,250)
OTHER INCOME AND EXPENSE:
Other income	495	-
Interest expense	(194)	-
TOTAL OTHER INCOME (EXPENSES)	301	-
NET LOSS	$(180,565)	$(1,250)
NET LOSS PER COMMON SHARE - BASIC AND DILUTIVE	$(0.00)	$(0.00)
Weighted Average Number of Shares	79,186,126	79,000,000

Sales

During the year ended November 30, 2008, we generated $3,538 in revenues. The increase in revenues from the comparable 2008 was directly related to the commencement of operations subsequent to that period. The Company defers and records revenue over the term of the lease guarantee period.

Operating Expenses

Total operating expenses for the year ended November 30, 2008 totaled $168,223, an increase of $166,973 as compared to the period ended November 30, 2007. The fiscal 2008 primarily consisted of payroll, professional fees, marketing, and rent. The increase from the comparable 2008 was directly related to the commencement of operations subsequent to that period.

Liquidity and Capital Resources

We believe that our existing sources of liquidity, along with cash expected to be generated from services will be sufficient to fund our operations, anticipated capital expenditures, working capital and other financing requirements for at least the next twelve months. In the event the Company is unable to achieve profitable operations in the near term, it may require additional equity and/or debt financing, or reduce expenses, including officer’s compensation, to reduce such losses. However, we cannot assure that such financing will be available to us on favorable terms, or at all. We will continue to monitor our expenditures and cash flow position and we are presently debt free, and do not believe that we shall be forced to enter into any long or short term debt arrangements.

	For the Nine	For the Nine	For the Year	From Inception
	Months Ended	Months Ended	Ended	Through
	August 31,	August 31,	November	November
	2009	2008	30, 2008	30, 2007
	(unaudited)	(unaudited)

Net cash used in operating activities	$(388,481)	$(51,182)	$(67,953)	$-
Net cash used in investing activities	(25,191)	(6,193)	(11,567)	-
Net cash provided by financing activities	602,615	58,700	85,700	-
Net increase in cash and equivalents	188,943	1,325	6,180	-
Cash and equivalents, beginning of period	6,180	-	-	-
Cash and equivalents, end of period	$195,123	$1,325	$6,180	$-

Operating Activities

Cash used in operating activities was $67,953 for the twelve months of fiscal 2008 compared to $0 for fiscal 2007. Operating cash flows for fiscal 2008 reflects primarily our net loss with minimal non-cash add backs related to the fair value of services contributed and depreciation.

Cash used in operating activities was $388,481 for the nine months ended August 31, 2009 compared to $51,182 for the same period in 2008. Operating cash flows for both periods reflect primarily our net loss for both periods with minimal non-cash add backs related to the fair value of common stock issued for services, services contributed and depreciation.

Investing Activities

Cash used in investing activities was $11,567 for the twelve months of fiscal 2008 compared to $0 for fiscal 2007. During the year of fiscal 2008, we paid $9,171 in cash to purchase office furniture and company vehicle.

Cash used in investing activities was $25,191 for the nine months ended August 31, 2009 compared to $6,193 for the same period in 2008. Investing cash flows for both periods reflect primarily purchases of capital assets, such as furniture and fixtures, used in our operations.

Financing Activities

Cash provided by financing activities of $85,700 for the twelve months of fiscal 2008 compared to $0 for fiscal 2007. During the year of fiscal 2008, we received net proceeds of $65,700 from the issuance of 262,800 shares of common stock. Cash provided by financing activities for the twelve months of 2007 consisted of zero net proceeds.

Cash provided by financing activities were $602,615 for the nine months ended August 31, 2009 compared to $58,700 for the same period in 2008. Cash flows provided during the nine months ended August 31, 2009, related to proceeds received under convertible notes payable of $253,000 and proceeds from the sale of our common stock of $349,615. These funds were needed to fund our operations.

Off Balance Sheet Arrangements

We have no significant known off balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name and age of our officers and sole director as of August 31, 2009. Our Executive officers are elected annually by our sole director, Mr. Jakubaitis. Both of our current executive officers, Mr. Frank Jakubaitis and Mr. Joseph Bennington, are full-time employees and hold their offices until they resign, are removed by the Board, or his successor is elected and qualified.

Board of Directors

Frank Jakubaitis – Chairman

Executive Officers

NAME	AGE	POSITION
Frank Jakubaitis	60	Chief Executive Officer
Joseph Bennington	48	Chief Financial Officer

Frank Jakubaitis, Age 60, Chairman and Chief Executive Officer

Mr. Jakubaitis an entrepreneur who incorporated WECOSIGNTM in the State of California on November 24, 2007 and since then he has been serving as our Chairman of the board of directors. He is responsible for the overall leadership of the Company and has been constantly determining business strategy, leading and ensuring the effectiveness of the board of directors, and providing timely and appropriate information to our shareholders. He has an impressive resume and history in the professional audio field for designing-recording studio’s and sound reinforcement equipment for live touring entertainment acts. Prior to his employment with us, from 1995 to 2007, he developed a speaker manufacturing company for book-shelf home entertainment speakers. He developed the style, packaging, and developed the brochures. The company was sold.  In 1995 Mr. Jakubaitis developed what is known today as the “Apple Pre-Paid Music Card” and filed a patent on his creation. He is proficient with a P.C. and has written many data-base programs using; access, visual basic, java script, and HTML.

Mr. Jakubaitis is a fellow member of the Audio Engineering Society, Member of the Institute of Electrical and Electronics Engineers, and Member of the United Inventors Association of the United States. Mr. Jakubaitis attended law school in California, and has been the subject of many published articles concerning the early development of e-books in 1994 & 1995 along with digital rights management for MP-3 files that applied new water mark techniques.. He also pioneered and developed magnetic I.D. cards for the automobile insurance industry in 1992 and received a publisher’s honorable award in the “Insurance Journal” for that year.

Joseph Bennington, Age 48, Chief Financial Officer

Mr. Bennington has been our Chief Financial Officer since October 2009. He is responsible for managing all our accounts payable and receivable, overseeing our payment protocol, evaluating the risk exposure, adequacy and effectiveness of SOX internal controls related to our policies, operations, and financial reporting, preparing customized audit programs, and supervising our internal audits.

From January 2006 until joining us, Mr. Bennington served as Director of Finance of Aperture Health, Inc. a Medical Service Provider.  Mr. Bennington served as Chief Financial Officer of Future Estates Land Holding, LLC. a Real Estate Construction and Property Management Company from May 2003 to January 2006.  Prior to that time, Mr. Bennington also held Controllership positions at Triyar Companies, and J.H.Snyder & Co.

Mr. Bennington also worked at Price Waterhouse LLP (now PricewaterhouseCoopers LLP) where he directed several audits of Fortune 500 to Entrepreneur enterprises.  Mr. Bennington received his Bachelor’s degree in Business Administration, with a concentration in Accounting, from the University of Southern California in 1984 and is a currently licensed as an active Certified Public Accountant in the State of California.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the periods ended November 30, 2008 and 2007.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

Frank Jakubaitis	2008	70,000	0	0	0	0	0	0	70,000
(Chief Executive Officer)	2007	0	0	0	0	0	0	0	0

Jeff Padilla	2008	0	0	0	0	0	0	0	0
(Prior Chief Financial Officer until October 2009)	2007	0	0	0	0	0	0	0	0

Employment Agreements

We have entered into employment agreement with Messrs Frank Jakubaitis and Joseph Bennington.

Employment Agreement with Mr. Frank Jakubaitis

Pursuant to our employment agreement with Mr. Jakubaitis, Mr. Jakubaitis agreed to serve as our full-time Chief Executive Officer and Chairman commencing May 1, 2009. In considered for his services, we agreed to pay Mr. Jakubaitis a base salary at the rate of $166,800, payable in accordance with the regular payroll practices of the Company. In addition, we shall pay or reimburse Mr. Jakubaitis for all necessary and reasonable expenses incurred or paid by Mr. Jakubaitis in connection with his performance of the services under the employment agreement.

In the event that Mr. Jakubaitis is prevented from performing his usual duties for a period of three consecutive months, or for shorter periods aggregating more than four months in any 12 month period by reason of physical or mental disability, we shall nevertheless continue to pay full salary up to and including the last day of the third consecutive month of disability, but we may at any time on or after such date elect to terminate this employment agreement.

Employment Agreement with Mr. Joseph Bennington

Pursuant to our employment agreement with Mr. Joseph Bennington, Mr. Bennington agreed to serve as our full-time Chief Financial Officer at an annual gross starting salary of $83,000 to be paid on the 1st and 15th day of each month. The employment may be terminated without reason at any time without salary adjustments or severance payment.

In connection with employment, Mr. Bennington entered into a Non-Disclosure Agreement with respect to the disclosure of certain proprietary and confidential information contained in our private placement memorandum, associated affiliate documents and certain published proprietary business architecture and/or models.

A copy of the Employment Agreement with Mr. Joseph Bennington is attached hereto as Exhibit 10.10.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding shares of common stock as of October 21, 2009 and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly and the shareholders listed possesses sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (1)

Common Stock	Frank & Tara Jakubaitis Tenants in common with Rights of survivorship Address: 3400 W MacArthur Blvd, Suite I Santa Ana, CA 92704	79,012,000	96.44%

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

On October 9, 2009, Mr. Jeff Padilla resigned from his position as our Chief Financial Officer, and we entered into an agreement with Mr. Joseph Bennington, pursuant to which, we agreed to hire Mr. Bennington as our new Chief Financial Officer, and pay him an annual salary in the amount of $83,000 in consideration for his services to be rendered as our new Chief Financial Officer.

On May 13, 2009, we entered into an agreement with Mr. Jeff Padilla, our then Chief Financial Officer, pursuant to which, we agreed to pay Mr. Padilla an annual salary in the amount of $53,000 in consideration for his services to be rendered as our Chief Financial Officer.

On May 1, 2009, we entered into an agreement with Mr. Jakubaitis, pursuant to which, we agreed to pay Mr. Jakubaitis an annual salary in the amount of $166,800 during the term of the employment, commencing  May 1, 2009,  in consideration for his continued service to be rendered as our Chief Executive Officer and Chairman.

In April 2009, we issued an aggregate of 1,092,000 shares of our common stock, valued at $273,000 to Kazumi O. Devries, Carlos Padilla Jr., Julius Rizzotti, Walter J. Skibicki, Sylvia Vasquez and Gene Kinum Trust as payment for the loan they tendered to us in April 2009.  Carlos Padilla Jr. is the father of Carlos Padilla III. Carlos Padilla III is our employee but not an executive officer or director.  On March 5, 2008, we entered into a transaction to purchase the 2001 PT Cruiser from Mr. Jakubaitis to be used as a company car for outside sales executives for a sum of $5,500. The first payment in the amount of $1,500 was paid on March 5, 2008, and the second payment in the amount of $4,000 was paid on March 19, 2008.

On November 30, 2007, we purchased a 25 station telephone system from Mr. Jakubaitis for our principal executive offices in Santa Ana in consideration for a sum $7,500 payable to Mr. Jakubaitis over a period of time.

On November 24, 2007, we issued an aggregate of 79,000,000 shares of our common stock to Mr. Jakubaitis, our CEO and Chairman in consideration for his contribution consisting of (a) creating the business concept of WECOSIGN™, (b) services in connection with incorporating the company; (c) transference of all his right, title and interest in the website www.wecosign.com; (d) services in connection with the application of the trademark WECOSIGN; and (e) services of assuming the position of our Chief Executive Officer(f) services of authoring all of the printed matter for the firms operation along with developing the necessary credit examination system.

Item 12A. Disclosure of Commission Position on Indemnification of Securities Act Liabilities

Our directors and officers are indemnified as provided by the California corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

WECOSIGN™

FINANCIAL STATEMENTS AS OF NOVEMBER 30, 2008 AND 2007
 AND
AUGUST 31, 2009

INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS

PAGE	F-2	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PAGE	F-3	BALANCE SHEETS AS OF AUGUST 31, 2009 (UNAUDITED), NOVEMBER 30, 2008 AND 2007

PAGE	F-4	STATEMENTS OF OPERATIONS FOR THE NINE-MONTH PERIODS ENDED AUGUST 31, 2009 AND 2008 (UNAUDITED), THE YEAR ENDED NOVEMBER 30, 2008 AND THE PERIOD FROM NOVEMBER 24, 2007 (INCEPTION) TO NOVEMBER 30, 2007

PAGE	F-5
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY FOR THE NINE-MONTH PERIODS ENDED AUGUST 31, 2009 (UNAUDITED), THE YEAR ENDED NOVEMBER 30, 2008 AND THE PERIOD FROM NOVEMBER 24, 2007 (INCEPTION) TO NOVEMBER 30, 2007

PAGE	F-6	STATEMENTS OF CASH FLOWS FOR THE NINE-MONTH PERIODS ENDED AUGUST 31, 2009 AND 2008 (UNAUDITED), THE YEAR ENDED NOVEMBER 30, 2008 AND THE PERIOD FROM NOVEMBER 24, 2007 (INCEPTION) TO NOVEMBER 30, 2007

PAGE	F-7	NOTES TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and
Stockholders of WeCoSign Inc.

We have audited the accompanying balance sheets of WeCoSign, Inc. (the “Company”), as of November 30, 2008 and 2007, and the related statements of operations, stockholders’ deficit, and cash flows for the year ended November 30, 2008 and the period from November 24, 2007 (Inception) to November 30, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WeCoSign, Inc. as of November 30, 2008 and 2007, and the results of its operations and its cash flows for the year ended November 30, 2008 and for the period from November 24, 2007 (Inception) to November 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ dbbmckennon

Newport Beach, California
July 13, 2009

WECOSIGN™

BALANCE SHEETS
AS OF AUGUST 31, 2009, NOVEMBER 30, 2008 AND 2007

	As of	As of	As of
	August 31,	November 30,	November 30,
	2009	2008	2007
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash	$195,123	$6,180	$-
Prepaids and other current assets	5,400	1,000	-
Accounts receivable	125,596	-	-
Total Current Assets	326,119	7,180

Property and equipment, net of accumulated amortization	27,146	7,807	-
Other assets	2,396	2,396	-

TOTAL ASSETS	$355,661	$17,383	$-

LIABILITIES AND STOCKHOLDERS' EQUITY(DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$3,892	$16,010	$1,250
Accrued liabilities	13,696	6,522	-
Advances due to related party	1,200	20,302	-
Guarantee liability (Note 1,5)	175,289	4,364

Total Current Liabilities	194,077	47,198	1,250

LONG TERM LIABILITIES:
Convertible notes payable	-	20,000	-

Total Liabilities	194,077	67,198	1,250

STOCKHOLDERS' EQUITY (DEFICIT):
Preferred Stock; $0.001 Par Value; 25,000,000 shares authorized;
no shares issued and outstanding	-	-	-
Common Stock; $0.001 Par Value; 100,000,000 shares authorized;
81,932,600, 79,276,000 and 79,000,000 shares issued and outstanding
at August 31, 2009, November 30, 2008 and 2007, respectively	81,933	79,276	79,000
Additional paid-in capital	816,682	131,724	-
Accumulated deficit	(737,031)	(260,815)	(80,250

Total Stockholders' Equity (Deficit)	161,584	(49,815)	(1,250

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$355,661	$17,383	$-

See notes to accompanying financial statements

WECOSIGN™

STATEMENTS OF OPERATIONS
FOR THE NINE-MONTH PERIODS ENDED AUGUST 31, 2009 AND 2008, FOR THE YEAR ENDED NOVEMBER 30, 2008 AND FOR THE PERIOD FROM NOVEMBER 24, 2007 (INCEPTION) THROUGH NOVEMBER 30, 2007

	For the Nine	For the Nine	For the Year	From Inception
	Months Ended	Months Ended	Ended	Through
	August 31,	August 31,	November 30,	November 30,
	2009	2008	2008	2007
	(unaudited)	(unaudited)

REVENUE	$85,983	$-	$3,538	$-
Cost of Revenue - (Note 1 & 5)	73,503	4,271	16,181

Gross Profit (Loss)	12,480	(4,271)	(12,643)

OPERATING EXPENSES:

General and administrative	432,945	42,641	146,282	1,250
Sales and marketing	51,978	7,593	21,941	-
		-		-
TOTAL OPERATING EXPENSES	484,923	50,234	168,223	1,250

LOSS FROM OPERATIONS	(472,443)	(54,505)	(180,866)	(1,250)

OTHER INCOME AND EXPENSE:
Other income	1,180	100	495	-
Interest expense	(4,953)	-	(194)	-

TOTAL OTHER INCOME (EXPENSES)	(3,773)	100	301	-

NET LOSS	$(476,216)	$(54,405)	$(180,565)	$(1,250)

NET LOSS PER COMMON SHARE - BASIC AND DILUTIVE	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Weighted Average Number of Shares	80,679,067	79,177,333	79,186,126	79,000,000

See notes to accompanying financial statements

WECOSIGN™

STATEMENT STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE PERIOD FROM NOVEMBER 24, 2007 (INCEPTION) THROUGH NOVEMBER 31, 2007, THE YEAR ENDED NOVEMBER 31, 2008 AND THE NINE-MONTH PERIOD ENDED AUGUST 31, 2009

					STOCKHOLDERS'
	COMMON STOCK		ADDITIONAL	ACCUMULATED	EQUITY
	SHARES	AMOUNT	PAID-IN-CAPITAL	DEFICIT	(DEFICIT)
Balance at November 24, 2007 (Inception)	-	$-	$-	$-	$-
Issuance of founder shares	79,000,000	79,000	-	(79,000)	-
Net loss	-	-	-	(1,250)	(1,250)
Balance at November 30, 2007	79,000,000	79,000	-	(80,250)	(1,250)
Fair value of services contributed	-	-	66,300	-	66,300
Common stock issued for cash	276,000	276	65,424	-	65,700
Net loss	-	-	-	(180,565)	(180,565)
Balance at November 30, 2008	79,276,000	79,276	131,724	(260,815)	(49,815)
Fair value of services contributed	-	-	40,000	-	40,000
Common stock issued for cash	1,464,600	1,465	348,150	-	349,615
Common stock issued for conversion of convertible notes payable	1,092,000	1,092	271,908	-	273,000
Common stock issued for services	100,000	100	24,900	-	25,000
Net loss	-	-	-	(476,216)	(476,216)
Balance at August 31, 2009 (unaudited)	81,932,600	$81,933	$816,682	$(737,031)	$161,584

See notes to accompanying financial statements

WECOSIGN™

STATEMENTS OF CASH FLOWS
FOR THE NINE-MONTH PERIODS ENDED AUGUST 31, 2009 AND 2008, FOR THE YEAR ENDED NOVEMBER 30, 2008 AND FOR THE PERIOD FROM NOVEMBER 24, 2007 (INCEPTION) THROUGH NOVEMBER 30, 2007

	For the Nine	For the Nine	For the Year	From Inception
	Months Ended	Months Ended	Ended	Through
	August 31,	August 31,	November 30,	November 30,
	2009	2008	2008	2007
	(unaudited)	(unaudited)
Cash flows from operating activities
Net loss	$(476,216)	$(54,405)	$(180,565)	$(1,250)

Adjustments to reconcile net loss to net cash
used by operating activities:
Accounts receivable	(125,596)
Depreciation and amortization	5,852	853	1,364	-
Fair value of services contributed	40,000	10,000	66,300	-
Fair value of common stock issued for services	25,000	-	-	-
Prepaids and other current assets	(4,400)	(2,156)	(1,000)	-
Accounts payable	(12,118)	2,766	14,760	1,250
Accrued liabilities	7,174	-	7,314	-
Guarantee liability	170,925		3,572
Advances due to related party	(19,102)	(8,240)	20,302	-

Net cash used in operating activities	(388,481)	(51,182)	(67,953)	-

Cash flows from investing activities:
Purchases of property and equipment	(25,191)	(6,193)	(9,171)	-
Other assets	-	-	(2,396)	-

Net cash used in investing activities	(25,191)	(6,193)	(11,567)	-

Cash flows from financing activities:
Proceeds from issuance of convertible notes payable	253,000	-	20,000	-
Net proceeds from issuance of common stock	349,615	58,700	65,700	-

Net cash provided by financing activities	602,615	58,700	85,700	-

Net increase in cash and equivalents	188,943	1,325	6,180	-
Cash and equivalents, beginning of period	6,180	-	-	-

Cash and equivalents, end of period	$195,123	$1,325	$6,180	$-

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest expense	$4,953	$-	$-	$-
Income tax	$-	$-	$-	$-

Non-cash investing and financing activities:
Issuance of founders' shares for non-cash consideration	$-	$-	$-	$79,000
Common stock issued for convertible notes payable	$293,000	$-	$-	$-

See notes to accompanying financial statements

WECOSIGN™
NOTES TO FINANCIAL STATEMENTS

Note 1 – Organization, History and Significant Accounting Policies and Procedures

Organization and History
WeCoSign, Inc. (the “Company,” “we” or “us”) incorporated on November 24, 2007 in the state of California. The Company’s sole business purpose is to charge a monthly service fee to applicants of rental properties in exchange for cosigning on their apartment or rental home lease agreements. This service guarantees the rent to the landlord each month. The service provided by the Company reduces vacancy and risk for landlords, while helping tenants with poor credit scores live in their desired apartment or rental house. The Company is based in Costa Mesa, California where their proprietary underwriting techniques evaluate the potential risk of an applicant by looking beyond typical screening methods like FICO credit scores. Approved applicants are responsible for paying rent to their landlord, and paying an additional monthly service fee to the Company based on a percentage of their rent. By allowing the Company’s approved tenants to live in their properties, landlords are guaranteed to receive the rent even if that tenant defaults on their lease agreement. After one year, the landlord re-evaluates the tenant's payment history to determine if a co-signer is still required on the lease, and if the tenant is determined to be in good standing then the Company’s monthly service fee is no longer applied. If the tenant is marginal, the Company will stay on the lease for an increased monthly fee. This condition alone is incentive for the tenant to make his payments timely. The Company has presently signed 19 major apartment management firms across the country representing almost 1 million individual apartment complexes across the country.

Fiscal Year
Management has selected November 30 as its fiscal year end.

Basis of Presentation
During the year ended November 30, 2008, the Company exited the development-stage as it has generated revenues from its intended operations.

The accompanying unaudited interim financial statements for the nine-month periods ended August 31, 2009 and 2008 have been prepared by the Company pursuant to the rules and regulations of the United States Securities and Exchange Commission. Certain information and disclosures normally included in the annual financial statements prepared in accordance with the accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments and disclosures necessary for a fair presentation of these financial statements have been included. Such adjustments consist of normal recurring adjustments. These interim financials statements should be read in conjunction with the audited financial statements of the Company for the year ended November 30, 2008.

The results of operations for the nine-month period ended August 31, 2009, are not necessarily indicative of the results that may be expected for the full year.

Managements’ Plans
The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As shown in the accompanying financial statements, the Company during the period has incurred operating losses and used cash from operations. From December 1, 2008 through August 31, 2009, the Company funded losses from proceeds from an equity offering, with additional capital raised in June and July 2009 totaling $56,500. The future of the Company is dependent upon its ability to achieve profitable operations and cash flows. In the event the Company is unable to achieve profitable operations in the near term, it may require additional equity and/or debt financing, or reduce expenses, including officer’s compensation, to reduce such losses. Based on the management’s estimates of cash flows through November 30, 2009, they believe the Company will continue as a going concern.

Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.

WECOSIGN™
NOTES TO FINANCIAL STATEMENTS

Contributed Services
The Company records the estimated fair value of contributed services by a shareholder in accordance with SEC Staff Accounting Bulletin No. 79 (“SAB 79”). Under SAB 79, if a principal stockholder's intention is to enhance or maintain the value of his investment by entering into such an arrangement, the corporation is implicitly benefiting from the plan by retention of, and possibly improved performance by, the employee. In this case, the benefits to a principal stockholder and to the corporation are generally impossible to separate. Similarly, it is virtually impossible to separate a principal stockholder's personal satisfaction from the benefit to the corporation." As a result, the Company records these transactions to operations with an offset to additional paid-in capital.

Fair Value of Financial Instruments
The Company adopted SFAS 157, except as it applies to the nonfinancial assets and nonfinancial liabilities subject to FSP SFAS 157-2. SFAS 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of August 31, 2009, November 30, 2008 and 2007.  The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, prepaids, accounts payable, accrued liabilities and convertible notes payable. Fair values were assumed to approximate carrying values for these items because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Concentrations of Credit Risk - Cash
The Company maintains its cash accounts in a commercial bank. The total cash balances held in a commercial bank are secured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 until December 31, 2009.  At times, the Company could potentially have cash deposits in excess of federally and institutional insured limits.

Cash Equivalents
For the purpose of the accompanying financial statements, all highly-liquid investments with an original maturity of three (3) months or less are considered to be cash equivalents.

Guarantees
The Company provides guarantees of monthly rental payments to landlords on behalf of their tenants.  The Company’s exposure to credit loss, in the event of nonperformance by the tenant, is represented by the amounts stipulated in the rental contract, which have fixed expiration dates that mirror the tenant’s lease term ranging from nine months to one year. Commitments made by the Company to guarantee lease agreements are first approved through an underwriting process to mitigate the risk of nonpayment by a tenant. Since many of the guarantees are expected to expire without being drawn upon, the total guarantee amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit and payment worthiness on a case-by-case basis.  The landlord does not pay the Company a fee for the guarantee. Fees paid by tenants to the Company consist of an up-front $100 application fee and a recurring monthly fee over the guarantee period which is based on 10% of the monthly lease cost to the tenant.  Application fees paid are fully refunded by the Company in the event an application is denied.

Tenants are required to provide the Company authorization to charge their credit card or bank account through an ACH debit on the first of each month. In the event tenant stops payment or has non-sufficient funds in their account, the Company remains obligated under the guarantee with the landlord. To date, such payment deficiencies were not material. In the event of a default by a tenant, the landlord is required to file an eviction notice to trigger the guarantee. The landlord must also take all necessary actions to mitigate the Company’s damages and seek a judgment against the tenant. The Company obtains full recourse for its damages against the tenant under its assigned judgment agreement with the landlord. Recourse amounts include rental payments, processing fees and the Company’s legal fees incurred to obtain reimbursement.

Under generally accepted accounting principles, management is required to estimate the fair value of the liability for a guarantee provided a landlord at the inception of the contract. Upon inception of the contract, management records the full amount of the contractual fee in accounts receivable, with a corresponding increase to the guarantee liability. This initial liability is considered the Company’s stand-ready obligation. When an account defaults, management records an additional estimate for its contingent loss, with the excess expected loss recorded as a charge to expense. Some of the factors to determine the contingent liability include the estimated default rate, average re-lease terms of rental units, average monthly rents, settlement rates, and to a lesser extent recovery rates from tenants. To date, losses and related reimbursements have been minimal. Management will continuously monitor its assumptions as more historical data are collected by them. See Note 5 for further discussion on SFAS 5. Any re-measurement of the guaranty liability will recorded as an operating expense. In the event the Company has a gain, the re-measurement would be recorded as other income. Also, see revenue recognition footnote below.

Website Development Costs
Under Emerging Issues TaskForce Statement 00-2, Accounting for Web Site Development Costs (“EITF 00-2”), costs and expenses incurred during the planning and operating stages of the Company’s web site are expensed as incurred. Under EITF 00-2, costs incurred in the web site application and infrastructure development stages are capitalized by the Company and amortized to expense over the web site’s estimated useful life or period of benefit.

WECOSIGN™
NOTES TO FINANCIAL STATEMENTS

Impairment of Long-Lived and Purchased Intangible Assets
The Company has adopted Statement of Financial Accounting Standards (“SFAS”) No. 144 (“SFAS 144”). The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undercounted cash flows. Should impairment in value be indicated, the carrying value of the assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset.  SFAS 144 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Revenue Recognition
The Company generates revenue through subscriptions and recognizes revenue in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition (“SAB104”), which superseded Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (“SAB101”).  SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured.  Determination of criteria (3) and (4) are based are based on management's judgments regarding the fixed nature of the selling prices of the guarantees provided and the collectability of those amounts.  Application fees received from customers during the underwriting process are fully refundable if the application is denied; such fees are included in the guarantee liability. Also upon closing, the Company records a receivable for the required payments due under the contract with a corresponding increase in the guarantee liability, which represents our stand-ready obligation.    Revenues are recorded when the four conditions are met, which is based on the period the guarantee lapses. When a tenant ceases to pay its monthly fees, revenue recognition is ceased and provision for loss is recorded. When an actual loss is expected to exceed the remaining amount recorded upon the initial stand ready obligation, an additional liability estimate is made and is charged to expense.

Provisions for discounts are not granted; however, if provided for in the future, the adjustment would reduce amounts due and the initial stand-ready guarantee liability. To date, no discounts have been granted.

Fees Paid to Affiliates
As of December 30, 2008, the Company began paying a $30 finder’s fee to Affiliates for each approved application they refer to the Company.  In addition, the Company pays the Affiliate 10% of each established monthly fee that is received from the tenant.  Fees paid to Affiliates amounted to approximately $800 during the nine months ended August 31, 2009 and were expensed as Cost of Revenue since they were deemed insignificant.  However, prospectively such costs will be capitalized and amortized over a period which is expected to be consistent with the related tenant revenue earned.

Advertising Costs
The Company expenses all costs of advertising as incurred.  The Company expensed $15,155, $1,005 and $7,636 of advertising costs during the nine-month periods ended August 31, 2009 and 2008 and the year ended November 30, 2008, respectively.

Stock-Based Compensation
The Company follows SFAS No. 123(R), "Share Based Payment," which establishes standards for the accounting of all transactions in which an entity exchanges its equity instruments for goods or services, including transactions with non-employees and employees. SFAS No. 123(R) requires an entity to measure the cost of non-employee and employee services received in exchange for an award of equity instruments, including stock options, based on the grant date fair value of the award, and to recognize it as compensation expense over the period service is provided in exchange for the award, usually the vesting period. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company's statement of operations.

The Company's accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of Emerging Issues Task Force (“EITF”) 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”.  The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor's performance is complete.  In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the service period.

WECOSIGN™
NOTES TO FINANCIAL STATEMENTS

Income Taxes
The Company follows SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”) for recording the provision for income taxes.  Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled.  Deferred income tax expenses or benefits are based on the changes in the asset or liability each period.  If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized.  Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods.  Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate.  Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

Upon incorporation, the Company adopted FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes,” which prescribes a comprehensive model for the financial statement recognition, measurement, classification and disclosure of uncertain tax positions. The adoption and continued application did not have an impact on the Company’s financial statements.

Loss Per Share
Basic earnings per share are calculated by dividing income or loss available to common stockholders by the weighted-average number of common shares outstanding. Diluted earnings per share are calculated by adjusting the weighted-average number of common shares outstanding to reflect the effect of potentially dilutive securities including convertible debt. In addition, adjustments are made to income available to common stockholders in these computations to reflect any changes in income or loss that would result from the issuance of the dilutive common shares. For the year ended November 30, 2008, the Company excluded 80,000 shares which relate to the conversion of convertible notes payable from the calculation of diluted net loss per share because the effect would have been anti-dilutive.

Recent Accounting Pronouncements
In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”), which replaces FAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is to be applied prospectively to business combinations.

WECOSIGN™
NOTES TO FINANCIAL STATEMENTS

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS No. 162 identifies the sources of accounting principles and provides entities with a framework for selecting the principles used in preparation of financial statements that are presented in conformity with GAAP. The current GAAP hierarchy has been criticized because it is directed to the auditor rather than the entity, it is complex, and it ranks FASB Statements of Financial Accounting Concepts, which are subject to the same level of due process as FASB Statements of Financial Accounting Standards, below industry practices that are widely recognized as generally accepted but that are not subject to due process. The Board believes the GAAP hierarchy should be directed to entities because it is the entity (not its auditors) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. SFAS 162 is effective 60 days following the SECs approval of PCAOB Auditing Standard No. 6, Evaluating Consistency of Financial Statements (AS/6). The adoption of SFAS 162 is not expected to have a material impact on the Company’s financial position.

In May 2009, the FASB issued SFAS 165, “Subsequent Events”, (“SFAS 165”), which establishes general standards for accounting for and disclosure of events that occur after the balance sheet date but before financial statement are issued or available to be issued. In particular, SFAS 165 sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements’ and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. It is effective for interim and annual periods ending after June 15, 2009. The Company adopted SFAS 165 during the three months ended August 31, 2009. The Company evaluated subsequent events through the issuance date of the financial statements, November 6, 2009, noting no additional disclosures.

On July 1, 2009, FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles”, also known as FASB Accounting Standards Codification (“ASC”) 105, “Generally Accepted Accounting Principles” (“ASC 105”) (the Codification”). ASC 105 establishes the exclusive authoritative reference for U.S. GAAP for use in financial statements, except for SEC rules and interpretive releases, which are also authoritative GAAP for SEC registrants. The Codification will supersede all existing non-SEC accounting and reporting standards. Management is currently working on its transition to incorporate this codification within its financial statements and footnotes.

 In April 2008, the FASB issued Staff Position No. FAS 142-3, Determination of the Useful Life of Intangible Assets ("FSP 142-3"). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets . The intent of FSP 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141(R) and other applicable accounting literature. FSP 142-3 is effective for fiscal years beginning after December 15, 2008. The Company does not expect the adoption of FSP 142-3 will have a material impact on its results of operations and financial position.

 Note 2 – Property and Equipment

Property and equipment are recorded at cost and depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The estimated lives of property and equipment are as follows:

Vehicle	three years
Equipment	five years
Furniture and fixtures	ten years
Website	three years

Property and equipment as of August 31, 2009 and November 30, 2008 consisted of the following:

	August 31,	November 30,
	2009	2008
	(unaudited)
Vehicle	$5,000	$5,000
Office equipment	22,032	-
Furniture and fixtures	3,209	1,172
Website	4,121	2,998
Total property and equipment	34,362	9,170
Accumulated depreciation	(7,216)	(1,363)
Net property and equipment	$27,146	$7,807

The cost of maintenance and repairs is charged to expense as incurred.  When depreciable property is retired or otherwise disposed of, the related cost and accumulated depreciation and amortization are removed from the accounts and any gain or loss is reflected in the statement of operations.

WECOSIGN™
NOTES TO FINANCIAL STATEMENTS

Management assesses the recoverability of property and equipment by determining whether the depreciation and amortization of property and equipment over its remaining life can be recovered through projected undiscounted future cash flows.  The amount of property and equipment impairment if any, is measured based on fair value and is charged to operations in the period that such impairment is determined by management.  As of August 31, 2009 and November 30, 2008, management believes that there is no impairment of property and equipment.

Note 3 – Accrued Liabilities

Accrued Liabilities as of August 31, 2009 and November 30, 2008 consisted of the following:
	August 31,	November 30,
	2009	2008
	(unaudited)
Accrued Salaries	800	1,665
Interest Payable	2,610	194
Payroll Liabilities	10,286	4,663
Total Accrued Liabilities	$13,696	$6,522

Note 4 – Convertible Notes Payable

During the year ended November 30, 2008, the Company entered into convertible notes payable agreements (the “Notes”) with two individuals for proceeds totaling $20,000.  The Notes were due one year from issuance and incurred interest at a rate of 10% per annum. In addition, the holder had the option to convert into common stock at a rate of $0.25 per share until redemption. At the time of issuance, the Company determined there was no beneficial conversion feature as the conversion price was the same as the price in which the Company was selling its common stock under a private placement.

See Note 8 for additional proceeds received from the issuance of additional Notes and the conversion of the notes into common stock.

Note 5 – Commitments and Contingencies

Operating Lease

In May 2008, the Company entered into a lease agreement for office space to serve as its corporate office inSanta Ana, California. The lease term was for a period of 12 months commencing on June 1, 2008, at a rental rate of approximately $1,200 per month.  The lease agreement required a security deposit of $1,200.

Guarantee

The Guarantee Liability account is made up of stand-ready obligations, guarantee liability for defaults, unearned registration fees, and unearned tenant’s prepaid fees.

Stand-ready obligations - As discussed in Note 1, management records the tenant’s full contract fees owed to us as accounts receivable, with a corresponding increase to the stand-ready obligation included as a guarantee liability.     The Company records this liability based on the estimated fair value of the tenant’s contracted fee to us.  Such amounts were not significant at November 30, 2008 since the Company had recently commenced business with five customers. At August 31, 2009, we had 128 customers.

Defaults - Factors and assumptions used to estimate the fair value of the Company’s default liabilities through August 31, 2009, were based on limited history. Management believes most defaults will result in payments from two (2) to three (3) months of rental payments in the event the landlord files necessary eviction notice.   Per Statement of Financial Standards (“SFAS”) 5 a contingent liability is recorded when the loss is probable (the confirming event is likely to occur) and the amount of loss can be at least reasonably estimated.  As of August 31, 2009, the Company has expensed the actual default losses of $6,165 and booked an additional accrual of $18,223 to reasonably estimate future probable default losses.  As of August 31, 2009, this estimated future default liability of $18,223, computes our liability based on two to three month exposure at an estimated 8% default rate.  As of November 30, 2008, if every tenant under our program defaulted for their entire 12 month lease agreement period, in aggregate, the total financial exposure would be approximately $67,000. However, the actual default pay out for this period was zero. As of August 31, 2009, if every tenant under our program defaulted for their remaining lease agreement period, in aggregate, the total financial exposure would be approximately  $1,048,000 .  In subsequent periods, management will evaluate the actual default losses as a percentage of the total financial exposure in order to reasonably estimate future default liabilities.

Unearned registration (application) fees and unearned tenants prepaid (contract) fees are amortized over the life of rental agreement.  At month end, a cutoff analysis is prepared and we amortize the above unearned fees using the individual useful life discussed above.

Guarantee Liabilities as of August 31, 2009 and November 30, 2008 consisted of the following:

	August 31,	November 30,
	2009	2008
	(unaudited)
Unpaid tenant revenue / stand-ready obligations	$125,597	$-
Guarantee liability for defaults	18,223	1,272
Unearned registration fees	11,909	2,300
Unearned tenant’s prepaid fees	19,560	792

Total Guarantee Liabilities	$175,289	$4,364

WECOSIGN™
NOTES TO FINANCIAL STATEMENTS

Note 6 – Stockholders' Equity (Deficit)

Authorized Shares

The Company is authorized to issue 100,000,000 shares of $0.001 par value common stock and 25,000,000 shares of $0.001 par value preferred stock.

Founder Shares

On November 24, 2007, the Company issued 79,000,000 shares of common stock to the founder of the Company. In connection with this issuance, the founder contributed the rights to trademark applications and the website domain. The common stock was recorded at its par value with the corresponding offset recorded to retained earnings as the founder did not have a material basis in the assets contributed.

Private Placement

During the year ended November 30, 2008, the Company issued 276,000 shares of common stock to 23 non-accredited investors as part of a private placement of the Company’s common stock at a price of $0.25 per share for total gross proceeds of $69,000. In connection with the private placement, the Company incurred placement costs of $3,300, which were offset against the proceeds. Included within the private placement, were proceeds received of $25,000 resulting in issuance of 100,000 shares to the former Chief Financial Officer, Jeff Padilla. The investment was made prior to the commencement of this officer’s employment. See Note 8 for subsequent issuances under the private placement.

Contributed Services

Effective May 1, 2008, the Company’s Chairman and Chief Executive Officer was providing services to the Company on a full-time basis. The Company determined that the fair value of these services was approximately $10,000 per month. The Chief Executive Officer elected to contribute his salaries to the Company, and thus, they are accounted for as a contribution within additional paid-in capital. During the nine-month period ended August 31, 2009 and the year ended November 30, 2008, the fair value of contributed services were $40,000 and $66,300, which were net of amounts paid to the Chief Executive Officer.

Note 7 – Provision for Income Taxes

As of November 30, 2008, the Company’s deferred tax asset consists of tax effected net operating loss carry forwards of $41,402 and accrued liabilities of $1,846, of which a valuation allowance has been placed upon 100%. During the year ended November 30, 2008, the Company’s valuation allowance increased by $43,248. As of November 30, 2008, the Company’s net operating loss carry forwards begin to expire in 2027 for federal purposes and 2012 for state purposes. During the year ended the reconciliation of the estimated federal statutory rate of 34% to the reconciliation for the provision for income taxes was primarily due to a full valuation the deferred tax assets, and thus, a table has not been provided.

WECOSIGN™
NOTES TO FINANCIAL STATEMENTS

Note 8 – Related Party Transactions

During the year ended November 30, 2008, the Company purchased a vehicle from the Company’s Chief Executive Officer for $5,000 which represented its fair market time at the time of purchase, which was similar to the Chief Executive Officers basis.

From time to time, the Chief Executive Officer paid expenses on behalf of the Company. The advances are due on demand and do not bear interest. As of August 31, 2009 and November 30, 2008, amounts due to the Chief Executive Officer were $1,200 and $20,302, respectively.

From time to time, the Company receives services related to general bookkeeping, payroll, corporate secretary, and professional organizing from a company owned by the spouse of the Chief Executive Officer. Total amounts paid during the nine month periods August 31, 2009 and 2008, and the year ended November 30, 2008, totaled $0, $4,089 and $1,346.

See Note 5 for additional related party item.

Note 9 – Subsequent Events

Related Party Transactions

Subsequent to year end and during the nine-month period ended August 31, 2009, the Company purchased a phone and computer system from the Chief Executive Officer for $11,595, which represented its fair market time at the time of purchase, which was similar to the Chief Executive Officers basis.

Convertible Debentures

During the nine-month period ended August 31, 2009, the Company entered into Notes with six individuals for proceeds totaling $253,000.  The Notes had the same terms as discussed in Note 3. In April 2009, the holders of the Notes converted the principal balance of $273,000 into 1,092,000 shares of common stock based on the terms of the Notes.

Common Stock Issued For Cash

From December 2008 to June 2009, the Company issued 1,436,000 shares of common stock to non-accredited investors as part of a private placement at a price of $0.25 per share for total gross proceeds of $359,000. In connection with these issuances, the Company incurred cash placement costs of $10,585 and issued 28,600 shares of common stock, which were offset against the proceeds. Included within the private placement, were proceeds received of $20,000 resulting in issuance of 80,000 shares to the former Chief Financial Officer. The investment was made prior to the commencement of the former officer’s employment.

Common Stock Issued For Services

In April 2009, the Company issued 100,000 shares of common stock for legal services rendered. The Company valued the shares on the date of issuance as there were no future performance conditions. The shares were valued at $25,000 based on the estimated fair value of the Company’s common stock which was deemed to be $0.25 per share based on the recent private placement. The Company recorded the charge to general and administrative expenses.

PART II   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission Registration Fee	$53
Transfer Agent Fees	$2,000
Accounting fees (dbbmckennon)	$4,000
Legal fees and expense	$65,000
Blue Sky fees and expenses	$300
Miscellaneous	$0
Total	$71,353

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

Our directors and officers are indemnified as provided by the California corporation law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 15. Recent Sales of Unregistered Securities

Stock Issued for Services

On November 24, 2007, we issued an aggregate of 79,000,000 shares of our common stock to Mr. Jakubaitis our Chief Executive Officer and Chairman, for an aggregate consideration of $79,000 in consideration for his contribution consisting of (a) creating the business concept of WECOSIGN™, (b) services in connection with incorporating the company; (c) transference of all his right, title and interest in the website www.wecosign.com; (d) services in connection with the application of the trademark WECOSIGN™; and (e) services on the position of our chief executive officer until s salary can be paid (f) services in connection with the authoring of the advertising and or booklets, applications and or fee structure created for the company to operate.

On April 14, 2009, we issued an aggregate of 100,000 shares of our common stock to Anslow & Jaclin, LLP, and Joseph M Lucosky and Joy Z Hui, attorneys at Anslow & Jaclin, LLP, as compensation for legal services rendered valued at $25,000.

On May 5, 2009, we issued 11,800 shares of our common stock, valued at $2,950, to Steven Serio as compensation for services he rendered in connection with our private placement completed in July 2009.

On June 15, 2009, we issued 800 shares of our common stock, valued at $200, to Lorena A. Alvarez as compensation for services she rendered in connection with our private placement completed in July 2009.

These securities were issued pursuant to the exemption provided under Section 4(2) of the Securities Act. These shares of our common stock qualified for exemption since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the shareholder had the necessary investment intent as required by Section 4(2) since she agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act   for this transaction.

Stock Issued for Debt

In April 2009, we issued an aggregate of 1,092,000 shares of our common stock, valued at $273,000 to Kazumi O. Devries, Carlos Padilla Jr., Julius Rizzotti, Walter J. Skibicki, Sylvia Vasquez and Gene Kinum Trust as payment for the loan they tendered to us in April 2009.

These securities were issued pursuant to the exemption provided under Section 4(2) of the Securities Act. These shares of our common stock qualified for exemption since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the shareholder had the necessary investment intent as required by Section 4(2) since she agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act   for this transaction.

 Stock Issued for Cash

In connection with our private placement completed in June 2009, we issued 2,788,000 shares of our common stock to 54 investors at $0.25 per share for an aggregate purchase price of $697,000 to the investors listed below.

Name	Shares Beneficially Owned
Frank Watson & Connie Watson	8,000
Robert Watson & Julie Watson	8,000
Richard Bond & Virginia Bond	4,000

Christine Bond	4,000
Jennifer Bond	4,000
Michael Shebanek	6,000
Carole Shebanek	6,000
Michael S. House	4,000
Maud Anne Serio	8,000
Elaine Thobe	12,000
John W. Thobe & Lidwina M. Thobe	8,000
Robert & Maryann Cerami	4,000
Elizabeth Marrero	4,000
Lavonne Beacom	4,000
John Cary	10,000
Myra Castro & Matthew Kuntz	20,000
Tina St. Germain	10,000
Michael Pecken	40,000
Patricia Byrne	48,000
Randolph E. Aguilera & Kitty Aguilera	4,000
Jerome Padilla & Margie Padilla	60,000
Steve Reese	20,000
Penny Adams	4,000
Thomas Doyle	120,000
Lee Glass Jr.	40,000
Ami Kim	450,000

Julius Rizzotti	20,000
Frank Laurente	28,000
Walter J. Skibicki	200,000
Sylvia Vasquez	360,000
Gene Kinum Trust	600,000
Rosemary F. Padilla	40,000
Frank C. Childs Trust	10,000
Jeff Padilla & Jocelyn Padilla	180,000
Russ C. Reyes	18,000
Susanne M. Richardson	40,000
The Sargeant Living Trust	40,000
Michelle T. Torres	8,000

Ashley Holt Living Trust	20,000
Raymond Gall	20,000
Ronald Donahue	40,000

Denise S Wynters	16,000
Robert Broussard	100,000
Justin Beere	30,000
Joshua Collier	30,000
April Marie Wood	4,000
Lorena A. Alvarez	16,000
Rhett Alexander, LLC	8,000
Dagmy A Boch	8,000

Elizabeth Marrero	4,000
Russ C. Reyes	14,000
Michelle T. Torres	8,000
Arshag Kevorkian & Manuela Kevorkian	4,000
TBN Corporation (1)	12,000

TBN Corporation sold the 12,000 shares to Mr. Jakubaitis at $3,300 on October 1, 2008.

We issued these shares in reliance on the safe harbor provided by Regulation D Rule 506 promulgated under Section 4(2) of the Securities Act of 1933, as amended.  These stockholders who received the securities representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Our management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon our management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

Item 16. Exhibits and Financial Statement Schedules.

EXHIBIT NUMBER	DESCRIPTION
3.1	Articles of Incorporation *
3.2	By-Laws*
5.1	Opinion of Anslow & Jaclin, LLP
10.1	Lease Agreement between WECOSIGN, INC. and Adams Properties dated May 29, 2008 *
10.2	Lease Renewal Agreement WECOSIGN, INC. and Adams Properties dated May 29, 2009*
10.3	Sample Application Form**
10.4	Contract with Applicant**
10.5	Standard Tenant Agreement**
10.6	Standard Rental Payment Guarantee Agreement with Associates**
10.7	Standard Rental Payment Guarantee Certificate**
10.8	Employment Agreement with Mr. Frank Jakubaitis**

10.9	Employment Agreement with Mr. Jeff Padilla**
10.10	Employment Agreement with Mr. Joseph Bennington
10.11	Sample Agreement with Affiliates**
23.1	Consent of Auditor
23.2	Consent of Anslow & Jaclin, LLP, included on Exhibit 5.1
24.1	Power of Attorney (included on the signature page of this registration statement).

*Filed as Exhibits 3.1, 3.2, 10.1 and 10.2 to the Form S-1 filed on July 14 and incorporated herein by reference.
** Filed as Exhibits to the Form S-1/A filed on September 15, 2009 and incorporated herein by reference.

Item 17. Undertakings.

(A) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The issuer is subject to Rule 430C (ss. 230. 430C of this chapter): Each prospectus filed pursuant to Rule 424(b)(ss. 230. 424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss. 230. 430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Santa Ana, California on  November 2, 2009 .

WECOSIGN, INC.

/s/ Frank Jakubaitis
Name: Frank Jakubaitis Position: Chief Executive Officer

/s/ Joseph Bennington
Name: Joseph Bennington Position: Chief Financial Officer (Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank Jakubaitis and Joseph Bennington, and each of them individually, his their true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of WECOSIGN, Inc.) to sign any or all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to rule 462(b) of the Securities Act, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act of 1933, ex, this registration statement was signed below by the following persons in the capacities and on the dates stated.

/s/ Frank Jakubaitis
Name: Frank Jakubaitis Position: Chief Executive Officer

/s/ Joseph Bennington
Name: Joseph Bennington Position: Chief Financial Officer (Principal Accounting Officer)